Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

WAVE SYSTEMS CORP.

JAZZ MERGERSUB, INC.

and

JIVE SOFTWARE, INC.

Dated as of April 30, 2017

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

-iii-

INDEX OF ANNEXES AND SCHEDULES

ANNEXES

Annex A    -     Certain Defined Terms

-iv-

INDEX OF DEFINED TERMS

Term	Section Reference

401(k) Termination Date	6.9(a)
Acceptable Confidentiality Agreement	Annex A
Acceptance Time	1.1(f)
Acquisition Proposal	Annex A
Acquisition Sub	Preamble
Acquisition Transaction	Annex A
Additional Offer Period	1.1(e)(ii)(B)
Affiliate	Annex A
Agreement	Preamble
Antitrust Law	Annex A
Arrangements	6.10
Assets	3.14
Burdensome Action	6.2(d)
Business Day	Annex A
Cancelled Company Shares	2.7(a)(ii)
Capitalization Date	3.6(a)
Capitalization Representation	1.1(b)(iii)(B)
Certificate of Merger	2.2
Certificates	2.8(c)
Change or Changes	Annex A
Closing	2.3(a)
Closing Date	2.3(a)
Code	Annex A
Collective Bargaining Agreement	3.18(a)
Commitment Letter	4.12
Company	Preamble
Company Balance Sheet	Annex A
Company Balance Sheet Date	Annex A
Company Board	Annex A
Company Board Recommendation	Recitals
Company Board Recommendation Change	6.3(a)
Company Capital Stock	Annex A
Company Common Stock	Annex A
Company Compensation Committee	6.10
Company Disclosure Letter	Article III
Company ESPP	Annex A
Company Intellectual Property Rights	Annex A
Company IP Contract	3.15(b)
Company Material Adverse Effect	Annex A
Company Options	Annex A
Company Plans	6.9(c)
Company Preferred Stock	Annex A
Company Registered IP	Annex A
Company Registered IP	Annex A
Company Related Party	Annex A
Company RSU	Annex A

-v-

Term	Section Reference

Company RSU Consideration	2.7(e)
Company SEC Reports	3.8
Company Securities	3.6(c)
Company Software	3.15(g)
Company Stock Plans	Annex A
Company Stockholders	Annex A
Competing Acquisition Transaction	7.3(b)(i)
Confidential Information	Annex A
Confidentiality Agreement	8.6
Consent	3.5
Continuing Employee	Annex A
Contract	Annex A
Covered Securityholders	6.10
D&O Insurance	6.8(b)
Delaware Law	Annex A
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DOJ	Annex A
DOL	Annex A
Effective Time	2.2
Employee Plan	3.17(a)
Employment Compensation Arrangement	6.10
Employee Options and RSUs	Annex A
Enforceability Limitations	3.2
Environmental Law	Annex A
Environmental Permits	Annex A
ERISA	Annex A
ERISA Affiliate	3.17(a)
Exchange Act	Annex A
Exchange Fund	2.8(b)
Expiration Date	1.1(e)(i)
Final Purchase	2.7(f)
Foreign Subsidiary	Annex A
FTC	Annex A
Fundamental Representations	1.1(b)(iii)(B)
GAAP	Annex A
Governmental Authority	Annex A
Guarantor	Recitals
Guaranty	Recitals
Hazardous Materials	Annex A
HSR Act	Annex A
Inbound IP Contract	3.15(b)
Indemnified Persons	6.8(a)
Intellectual Property Rights	Annex A
International Employee Plans	3.17(b)
Intervening Event	Annex A
Intervening Event Notice	6.3(a)(ii)
Inventions	Annex A
IRS	Annex A

-vi-

Term	Section Reference

Knowledge	Annex A
Law	Annex A
Leased Real Property	3.13(b)
Leases	3.13(b)
Legal Proceeding	Annex A
Lien	Annex A
Material Contract	3.12(a)
Maximum Annual Premium	6.8(b)
Merger	Recitals
Merger Consideration	2.7(a)(i)
Minimum Condition	1.1(b)(i)
NASDAQ	Annex A
New Plans	6.9(c)
Non-Employee Options and RSUs	Annex A
Offer	Recitals
Offer Documents	1.1(g)(i)
Offer Price	Recitals
Offer to Purchase	1.1(a)
Old Plans	6.9(c)
Open Source Software	Annex A
Option Consideration	2.7(d)
Order	Annex A
Outbound IP Contract	3.15(b)
Parent	Preamble
Payment Agent	2.8(a)
Payroll Date	2.7(g)(ii)
Permits	3.19
Permitted Liens	Annex A
Person	Annex A
Proposal Amendment Notice	7.1(e)
Registered Intellectual Property Rights	Annex A
Release	Annex A
Representatives	5.2(b)
Requisite Stockholder Approval	3.3
Sarbanes-Oxley Act	Annex A
Schedule TO	1.1(g)(i)
Schedule 14D-9	1.2(b)
SEC	Annex A
Securities Act	Annex A
Solvent	4.14
Subsidiary	Annex A
Subsidiary Securities	3.7(c)
Superior Proposal	Annex A
Superior Proposal Notice	7.1(e)
Support Agreement or Support Agreements	Recitals
Surviving Corporation	2.1
SVB Debt	Annex A
Tax	Annex A
Tax Returns	3.16(a)

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Term	Section Reference

Technology	Annex A
Tender Offer Conditions	1.1(b)
Termination Date	7.1(b)
Termination Fee	7.3(b)(i)
Trademarks	Annex A
Uncertificated Shares	2.8(c)
Unvested Cash	2.7(g)(iii)
Unvested Company Option	Annex A
Unvested Company RSU	Annex A
Unvested Payroll Date	2.7(g)(iii)
Vested Company Option	Annex A
Vested Company RSU	Annex A
Works of Authorship	Annex A

-viii-

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 30, 2017 by and among WAVE SYSTEMS CORP., a Delaware corporation (“Parent”), JAZZ MERGERSUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”), and JIVE SOFTWARE, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, it is proposed that Acquisition Sub shall commence a tender offer (the “Offer”) to acquire all of the outstanding shares of Company Common Stock at a price of $5.25 per share, net to the holder thereof in cash (such amount, or any higher amount per share that may be paid pursuant to the Offer, being hereinafter referred to as the “Offer Price”), all upon the terms and subject to the conditions set forth herein;

WHEREAS, it is also proposed that, as soon as practicable following the consummation of the Offer, Acquisition Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and each share of Company Common Stock that is not tendered and accepted pursuant to the Offer (other than Cancelled Company Shares and Dissenting Company Shares) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Offer Price, and the Company will survive the Merger as a wholly-owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders, (ii) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein, and (iv) resolved to recommend that the holders of shares of Company Common Stock accept the Offer and tender their shares of Company Common Stock to Acquisition Sub pursuant to the Offer (the “Company Board Recommendation”);

WHEREAS, the respective boards of directors of each of Parent and Acquisition Sub have (i) declared it advisable to enter into this Agreement, and (ii) approved the execution and delivery by Parent and Acquisition Sub, respectively, of this Agreement, the performance by Parent and Acquisition Sub, respectively, of their respective covenants and agreements contained herein and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and Acquisition Sub to enter into this Agreement, certain stockholders of the Company, in their respective capacities as stockholders of the Company, are entering into Tender and Support Agreements with Parent (each, a “Support Agreement” and collectively, the “Support Agreements”) pursuant to which the signatories thereto are agreeing to tender their Company Common Stock into the Offer and to take (and refrain from taking) certain other actions in connection with the transactions contemplated by this Agreement.

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, ESW Capital, LLC, the sole shareholder of Parent (the “Guarantor”), has entered into a guaranty dated as of the date hereof (the “Guaranty”), in favor of the Company to guarantee the payment obligations then due of Parent and Acquisition Sub arising under, or in connection with, this Agreement and the transactions contemplated hereby.

WHEREAS, each of Parent, Acquisition Sub and the Company desires to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, each of Parent, Acquisition Sub and the Company hereby agrees as follows:

ARTICLE I

THE OFFER

1.1    The Offer.

(a)    Offer Commencement. Provided that this Agreement shall not have been terminated pursuant to Article VII, and subject to the conditions set forth in Section 1.1(b), as promptly as practicable after the date hereof (but in no event more than ten (10) Business Days thereafter), Acquisition Sub shall (and Parent shall cause Acquisition Sub to) commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to purchase any and all of the shares of Company Common Stock at a price per share, subject to the terms of Section 1.1(d), equal to the Offer Price. The Offer shall be made by means of an offer to purchase (the “Offer to Purchase”) that is disseminated to all of the Company Stockholders and contains the terms and conditions set forth in this Agreement, including Section 1.1(b). Each of Parent and Acquisition Sub shall use its reasonable best efforts to consummate the Offer, subject to the terms and conditions hereof and thereof.

(b)    Offer Conditions. Notwithstanding any other provisions of the Offer, but subject to compliance with the terms and conditions of this Agreement, in addition to (and not in limitation of) the obligations of Acquisition Sub to extend the Offer pursuant to the terms and conditions of this Agreement, Acquisition Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Acquisition Sub to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer)), pay for any shares of Company Common Stock that are validly tendered in the Offer and not withdrawn prior to the scheduled expiration of the Offer in the event that, at or prior to the scheduled expiration of the Offer (collectively, the “Tender Offer Conditions”):

(i)    there shall not have been validly tendered and not withdrawn in accordance with the terms of the Offer a number of shares of Company Common Stock that, and the shares of Company Common Stock that the Company would be required to issue upon conversion, settlement or exercise of all then outstanding options, benefit plans, obligations or securities convertible or exchangeable into such shares, or other rights to acquire or be issued such shares (including all then outstanding Company Options and Company RSUs), for which the Company has received notices of exercise or conversion prior to the scheduled expiration of the Offer, together with the shares of Company Common Stock then owned by Parent and Acquisition Sub (if any), represents a majority of all then outstanding shares of Company Common Stock (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received,” as such term is defined in Section 251(h) of the DGCL, by the depositary for the Offer pursuant to such procedures) (the “Minimum Condition”);

(ii)    any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall not have expired or been terminated; or

(iii)    any of the following shall have occurred and continue to exist as of immediately prior to the scheduled expiration of the Offer:

(A)    any Governmental Authority of competent jurisdiction shall have (1) enacted, issued or promulgated any Law that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger, or (2) issued or granted any Order that is in effect as of immediately prior to the scheduled expiration of the Offer and has the effect of making the Offer or the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger;

(B)    (1) any of the representations and warranties set forth in Sections 3.1 (Organization; Good Standing), 3.2 (Corporate Power; Enforceability), 3.3 (Requisite Stockholder Approval), and 3.25 (Brokers) (collectively, the “Fundamental Representations”) shall not have been true and correct in all material respects as of the date of this Agreement or shall not be true and correct in all material respects as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct in all material respects as of such specified date); (2) the representations and warranties set forth in Section 3.6 (Company Capitalization) (the “Capitalization Representation”) shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except where the failure to be true and correct would not reasonably be expected to result in additional cost, expense or liability to the Company, Parent and their Affiliates, individually or in the aggregate, of more than one million five hundred thousand dollars ($1,500,000); or (3) any of the representations and warranties of the Company set forth in this Agreement (other than the Fundamental Representations or the Capitalization Representation), disregarding any “materiality,” “Company Material Adverse Effect” or other similar qualifications set forth in all such representations or warranties, shall not have been true and correct as of the date of this Agreement or shall not be true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true and correct as of such specified date), except in the case of this clause (3), to the extent that the facts and circumstances causing or resulting in any such representations and warranties not to be true and correct as of the date hereof, as of immediately prior to the scheduled expiration of the Offer or as of the specified date in the representation or warranty have not had and would not reasonably be expected have, individually or in the aggregate, a Company Material Adverse Effect;

(C)    the Company shall have failed to perform in all material respects the obligations that are to be performed by it under this Agreement at or prior to the scheduled expiration of the Offer;

(D)    a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of this Agreement that is continuing as of immediately prior to the scheduled expiration of the Offer;

(E)    this Agreement shall have been properly and validly terminated in accordance with its terms;

(F)    the Company shall not have furnished Parent with a certificate dated as of the date of determination signed on its behalf by any of the Company’s chief executive officer, chief financial officer or such other officer serving in such capacity to the effect that the conditions set forth in clauses (B) and (C) of this Section 1.1(b)(iii) shall not have occurred; or

(G)    there shall have been instituted by any Governmental Authority of competent jurisdiction any Legal Proceeding which is pending:

(1)    challenging or seeking to make illegal or otherwise, directly or indirectly, restrain or prohibit, the acceptable for payment, payment for or purchase of any or all of the shares of Company Common Stock by Parent or Acquisition Sub, or the consummation of the Offer or the Merger;

(2)    seeking, in connection with the transactions contemplated by this Agreement, to require the Company, Parent or Acquisition Sub to take a Burdensome Action;

(3)    seeking to impose or confirm any material limitation on the ability of Parent or Acquisition Sub to acquire, hold or exercise effectively full rights of ownership of Company Common Stock, including the right to vote any Company Common Stock acquired by Acquisition Sub pursuant to the Offer or otherwise on all matters properly presented to the Company Stockholders; or

(4)    seeking to require divestiture by Parent or Acquisition Sub or any shares of Company Common Stock.

(c)    Acquisition Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, without the prior written consent of the Company in its sole discretion, Acquisition Sub may not (and Parent shall not permit Acquisition Sub to) (i) waive the Minimum Condition, the condition set forth in Section 1.1(b)(ii) or the condition set forth Section 1.1(b)(iii)(A), and (ii) make any change in the terms of or conditions to the Offer that (A) changes the form of consideration to be paid in the Offer, (B) decreases the Offer Price or the number of shares of Company Common Stock sought in the Offer, (C) extends the Offer, other than in a manner required by the provisions of Section 1.1(e), (D) imposes conditions to the Offer other than those set forth in Section 1.1(b), (E) modifies the conditions set forth in this Agreement, or (F) amends any other term or condition of the Offer in any manner that is adverse to the holders of shares of Company Common Stock.

(d)    Adjustments to the Offer Price. The Offer Price shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to Acquisition Sub’s acceptance for payment of, and payment for, shares of Company Common Stock that are tendered pursuant to the Offer.

(e)    Expiration and Extension of the Offer.

(i)    Unless the Offer is extended pursuant to and in accordance with this Agreement, the Offer shall expire at midnight, Eastern Time, on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Section 14d-1(g)(3) promulgated under the Exchange Act) after the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act) (the “Expiration Date”). In the event that the Offer is extended pursuant to and in accordance with this Agreement, then the Offer shall expire on the date and at the time to which the Offer has been so extended.

(ii)    Notwithstanding the provisions of Section 1.1(e)(i) or anything to the contrary set forth in this Agreement:

(A)    Acquisition Sub shall extend the Offer for any period required by any Law or Order, or any rule, regulation, interpretation or position of the SEC or its staff or NASDAQ, in any such case which is applicable to the Offer;

(B)    in the event that all of the conditions to the Offer, including the Minimum Condition or any of the other conditions set forth in Section 1.1(b), are not satisfied or waived (if permitted hereunder) as of any then scheduled expiration of the Offer, Acquisition Sub shall extend the Offer for successive extension periods of ten (10) Business Days each (or any longer period as may be approved in advance by the Company) in order to permit the satisfaction of all of the conditions to the Offer (each such extension, an “Additional Offer Period”); provided, however, that, notwithstanding the foregoing, (1) if, at the initial Expiration Date or the end of any Additional Offer Period, all of the Tender Offer Conditions, except for the Minimum Condition, are satisfied or have been waived, Acquisition Sub shall be required to extend the Offer and its expiration date beyond the initial Expiration Date or such subsequent date for not more than three (3) periods of ten (10) Business Days each (or any longer period as may be approved in advance by the Company), in each case, to permit the Minimum Condition to be satisfied; and (2) in no event shall Acquisition Sub be required to extend the Offer beyond Termination Date;

provided, however, that the foregoing clauses (A) or (B) of this Section 1.1(e)(ii) shall not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate this Agreement pursuant to the terms of Article VII.

(iii)    Neither Parent nor Acquisition Sub shall extend the Offer or provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act in any manner other than pursuant to and in accordance with the provisions of Section 1.1(e)(ii) without the prior written consent of the Company.

(iv)    Neither Parent nor Acquisition Sub shall terminate or withdraw the Offer prior to the then scheduled expiration of the Offer unless this Agreement is validly terminated in accordance with Article VII, in which case Acquisition Sub shall (and Parent shall cause Acquisition Sub to) irrevocably and unconditionally terminate the Offer promptly (but in no event more than one (1) Business Day) after such termination of this Agreement.

(f)    Payment for Shares of Company Common Stock. On the terms and subject to conditions set forth in this Agreement and the Offer, Acquisition Sub shall (and Parent shall cause Acquisition Sub to) accept for payment, and pay for, all shares of Company Common Stock that are validly tendered and not withdrawn pursuant to the Offer promptly (within the meaning of Section 14e-1(c) promulgated under the Exchange Act) after the scheduled expiration of the Offer (as it may be extended in accordance with Section 1.1(e)(ii)) (such time, the “Acceptance Time”). Without limiting the generality of the foregoing, Parent shall provide or cause to be provided to Acquisition Sub on a timely basis the funds necessary to pay for any shares of Company Common Stock that Acquisition Sub becomes obligated to purchase pursuant to the Offer; provided, however, that without the prior written consent of the Company, Acquisition Sub shall not accept for payment or pay for any shares of Company Common Stock if, as a result, Acquisition Sub would acquire less than the number of shares of Company Common Stock necessary to satisfy the Minimum Condition. The Offer Price payable in respect of each share of Company Common Stock validly tendered and not withdrawn pursuant to the Offer shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding taxes imposed in respect thereof.

(g)    Schedule TO; Offer Documents. As soon as practicable on the date the Offer is first commenced (within the meaning of Rule 14d-2 promulgated under the Exchange Act), Parent and Acquisition Sub shall:

(i)    prepare and file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule TO”), which Schedule TO shall contain as an exhibit the Offer to Purchase and forms of the letter of transmittal and summary advertisement, if any, and other customary ancillary documents, in each case, in respect of the Offer (together with all supplements and amendments thereto, the “Offer Documents”);

(ii)    deliver a copy of the Schedule TO, including all exhibits thereto, to the Company at its principal executive offices in accordance with Rule 14d-3(a) promulgated under the Exchange Act;

(iii)    give telephonic notice of the information required by Rule 14d-3 promulgated under the Exchange Act, and mail by means of first class mail a copy of the Schedule TO, to NASDAQ in accordance with Rule 14d-3(a) promulgated under the Exchange Act; and

(iv)    cause the Offer Documents to be disseminated to all holders of shares of Company Common Stock as and to the extent required by the Exchange Act.

Subject to the provisions of Section 6.3, the Offer Documents may include a description of the determinations, approvals and recommendations of the Company Board set forth in Section 1.2(a) that relate to the Offer. The Company shall furnish in writing to Parent and Acquisition Sub all information concerning the Company and its Subsidiaries that is required by applicable Law to be included in the Offer Documents so as to enable Parent and Acquisition Sub to comply with their obligations under this Section 1.1(g). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Offer Documents in order to satisfy applicable Laws. Each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Acquisition Sub shall take all steps necessary to cause the Offer Documents, as so corrected, to be filed with the SEC and to be disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws, or by the SEC or its staff or NASDAQ. Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel (it being understood that the Company and its counsel shall provide any comments thereon as soon as reasonably practicable). Parent and Acquisition Sub shall provide in writing to the Company and its counsel any and all comments or other communications, whether written or oral, that Parent, Acquisition Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after such receipt, and Parent and Acquisition Sub shall provide the Company and its counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which Parent and Acquisition Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel) and to participate in any discussions with the SEC or its staff regarding any such comments.

1.2    Company Actions.

(a)    Company Determinations, Approvals and Recommendations. The Company hereby approves and consents to the Offer and represents and warrants to Parent and Acquisition Sub that, at a meeting duly called and held prior to the date hereof, the Company Board has, upon the terms and subject to the conditions set forth herein:

(i)    determined that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interests of, the Company and its stockholders;

(ii)    determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement;

(iii)    approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement upon the terms and subject to the conditions contained herein; and

(iv)    resolved to make the Company Board Recommendation; provided, however, that the Company Board or any authorized committee thereof may effect a Company Board Recommendation Change.

The Company hereby consents to the inclusion of the Company Board Recommendation in the Offer Documents, unless the Company Board or any authorized committee thereof has effected a Company Board Recommendation Change.

(b)    Schedule 14D-9. The Company shall (i) file with the SEC, to the extent reasonably practicable, concurrently with the filing by Parent and Acquisition Sub of the Schedule TO or as soon as practicable thereafter, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the Company Stockholders. To the extent requested by the Company, Parent shall cause the Schedule 14D-9 to be mailed or otherwise disseminated to the holders of shares of Company Common Stock together with the Offer Documents. Each of Parent and Acquisition Sub shall furnish in writing to the Company all information concerning Parent and

Acquisition Sub that is required by applicable Laws to be included in the Schedule 14D-9 so as to enable the Company to comply with its obligations under this Section 1.2(b). Parent, Acquisition Sub and the Company shall cooperate in good faith to determine the information regarding the Company that is necessary to include in the Schedule 14D-9 in order to satisfy applicable Laws. Each of the Company, Parent and Acquisition Sub shall promptly correct any information provided by it or any of its respective directors, officers, employees, affiliates, agents or other representatives for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company shall take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to the Company Stockholders, in each case as and to the extent required by applicable Laws. Unless the Company Board or any authorized committee thereof has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel (it being understood that Parent, Acquisition Sub and their counsel shall provide any comments thereon as soon as reasonably practicable). Unless the Company Board or any authorized committee thereof has effected a Company Board Recommendation Change, the Company shall provide in writing to Parent, Acquisition Sub and their counsel any comments or other communications, whether written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after such receipt, and unless the Company Board has effected a Company Board Recommendation Change, the Company shall provide Parent, Acquisition Sub and their counsel a reasonable opportunity to participate in the formulation of any response to any such comments of the SEC or its staff (including a reasonable opportunity to review and comment on any such response, to which the Company shall give reasonable and good faith consideration to any comments made by Parent, Acquisition Sub and their counsel) and to participate in any discussions with the SEC or its staff regarding any such comments. Unless the Company Board or any authorized committee thereof has effected a Company Board Recommendation Change, the Company shall include the Company Board Recommendation in the Schedule 14D-9.

(c)    Company Information. In connection with the Offer, the Company shall, or shall cause its transfer agent to, furnish Parent and Acquisition Sub with such assistance and such information as Parent or its agents may reasonably request in order to disseminate and otherwise communicate the Offer to the record and beneficial holders of shares of Company Common Stock, including a list, as of the most recent practicable date, of the stockholders of the Company, mailing labels and any available listing or computer files containing the names and addresses of all record and beneficial holders of shares of Company Common Stock, and lists of security positions of shares of Company Common Stock held in stock depositories (including updated lists of stockholders, mailing labels, listings or files of securities positions). Subject to applicable Laws, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Acquisition Sub (and their respective agents) shall:

(i)    hold in confidence the information contained in any such lists of stockholders, mailing labels and listings or files of securities positions;

(ii)    use such information only in connection with the Offer and the Merger; and

(iii)    if (A) this Agreement shall be terminated pursuant to Article VII, and (B) Parent and Acquisition Sub shall withdraw the Offer, promptly return (and shall use their respective reasonable efforts to cause their agents to deliver) to the Company any and all copies and any extracts or summaries from such information then in their possession or control.

ARTICLE II

THE MERGER

2.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Acquisition Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”). The Merger shall be governed by Section 251(h) of the DGCL. In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Acquisition Sub shall, or shall cause or permit any of their respective Affiliates or representatives to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

2.3    The Closing.

(a)    Closing Date and Location. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, One Market Plaza, Spear Tower, Suite 3300, San Francisco, California, 94105, as promptly as practicable following the Acceptance Time, and in any case no later than the third (3rd) Business Day after the satisfaction or waiver (to the extent permitted hereunder and by applicable Law) of the last to be satisfied or waived (to the extent permitted hereunder and by applicable Law) of the conditions set forth in Section 2.3(b) (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted hereunder and by applicable Law) of those conditions), or at such other location, date and time as Parent, Acquisition Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

(b)    Conditions to the Closing. The respective obligations of Parent, Acquisition Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible hereunder and under applicable Law) at or prior to the Effective Time, of each of the following conditions:

(i)    Purchase of Shares of Company Common Stock. Acquisition Sub shall have accepted for payment all of the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

(ii)    No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

2.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5    Certificate of Incorporation and Bylaws.

(a)    Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.8(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read identically to the certificate of incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation (subject to the provisions of Section 6.8(a)); provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Jive Software, Inc.”

(b)    Bylaws. At the Effective Time, subject to the provisions of Section 6.8(a), the bylaws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws (subject to the provisions of Section 6.8(a)).

2.6    Directors and Officers.

(a)    Directors. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b)    Officers. At the Effective Time, the officers of Acquisition Sub immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7    Effect on Capital Stock and Equity Awards.

(a)    Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Acquisition Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)    Company Common Stock. Each share of Company Common Stock that is outstanding immediately prior to the Effective Time (other than (A) Cancelled Company Shares, and (B) any Dissenting Company Shares) shall be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (the “Merger Consideration”), without interest thereon, upon the surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii)    Excluded Company Common Stock. Each share of Company Common Stock owned by Parent, Acquisition Sub or the Company, or by any wholly-owned Subsidiary of Parent, Acquisition Sub or the Company, in each case immediately prior to the Effective Time (“Cancelled Company Shares”), shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(iii)    Capital Stock of Acquisition Sub. Each share of common stock, par value $0.0001 per share, of Acquisition Sub that is outstanding immediately prior to the Effective Time shall be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Acquisition Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)    Adjustment to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock but excluding, for the avoidance of doubt, the granting or other issuance of Company Options or Company RSUs in the ordinary course of business), reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the consummation of the Offer and prior to the Effective Time.

(c)    Statutory Rights of Appraisal.

(i)    Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who shall neither have voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly perfected their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Company Shares. At the Effective Time, the Dissenting Company Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each Company Stockholder who holds Dissenting Company Shares shall cease to have any rights with respect thereto, except the right to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner provided in Section 2.8.

(ii)    The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d)    Company Options. Effective as of the Effective Time, each Company Option (or portion thereof) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, without any action on the part of Parent, Acquisition Sub, the Company or the holder thereof, be cancelled and converted into and shall become a right to receive an amount in cash, without interest, equal to (i) the amount of the Merger Consideration (less the exercise price per share attributable to such Company Option) multiplied by (ii) the total number of shares of Company Common Stock issuable upon exercise in full of such Company Option (the “Option Consideration”). Notwithstanding anything to the contrary in this Agreement, with respect to Company Options for which the exercise price per share attributable to such Company Options is equal to or greater than the Merger Consideration, those Company Options shall be cancelled on the Effective Time without any cash payment being made in respect thereof. The payments of the Option Consideration will be subject to all required withholdings and the amount of cash each holder of Company Options is entitled to receive pursuant to the terms and conditions of this Section 2.7(d) for the Company Options held by such holder shall be rounded to the nearest cent on a Company Option grant by Company Option grant basis and, (x) with respect to the Vested Company Options, shall be payable in accordance with Section 2.7(g)(ii) and (y) with respect to the Unvested Company Options, shall be payable in accordance with Section 2.7(g)(iii).

(e)    Company RSUs. Effective as of the Effective Time, each award of Company RSUs outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall, without any action on the part of Parent, Acquisition Sub, the Company or the holder thereof, be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to (i) the amount of the Merger Consideration multiplied by (ii) the total number of outstanding Company RSUs subject to such award (the “Company RSU Consideration”). The payments of the Company RSU Consideration will be subject to all required withholdings and the amount of cash each holder of Company RSUs is entitled to receive pursuant to the terms and conditions of this Section 2.7(e) for the Company RSUs held by such holder shall be rounded to the nearest cent on a Company RSU award by Company RSU award basis and, (x) with respect to the Vested Company RSUs, shall be payable in accordance with Section 2.7(g)(ii) and (y) with respect to the Unvested Company Options, shall be payable in accordance with Section 2.7(g)(iii).

(f)    Employee Stock Purchase Plan. Effective as of no later than immediately preceding the Effective Time, the Company shall have terminated the Company ESPP. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company’s ESPP) shall adopt such resolutions with respect to the Company ESPP to provide that (i) all outstanding purchase rights under the Company ESPP shall automatically be exercised, in accordance with the terms of the Company ESPP, prior to the Effective Time (the “Final Purchase”), (ii) the Company ESPP shall terminate with such purchase and no further purchase rights are granted under the Company ESPP thereafter, (iii) each individual participating in the Company ESPP shall not be permitted (x) to increase the amount of his or her rate of payroll contributions thereunder from the rate in effect on the date of this Agreement, or (y) to make separate non-payroll contributions to the Company ESPP on or following the date of this Agreement, and (iv) no individual who is not participating in the Company ESPP as of the date of this Agreement may commence participation in the Company ESPP following the date of this Agreement. All shares of Company Common Stock purchased in the Final Purchase shall be cancelled at the Effective Time and converted into the right to receive the Merger Consideration in accordance with the terms and conditions of this Agreement.

(g)    Implementation.

(i)    Company Board Approval. The Company Board or a committee thereof shall pass resolutions to effect the transactions contemplated by Sections 2.7(d), 2.7(e), 2.7(f) and 2.7(g) under the Company Stock Plans, Company ESPP, all Company Option agreements, all Company RSU agreements, and any other plan or arrangement of the Company.

(ii)    Payment for Vested Company Options and Vested Company RSUs. At or prior to the Effective Time, Parent shall, to the extent such payments cannot be satisfied with cash resources held by the Company and its Subsidiaries at the Effective Time, deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate of (A) the portion of the Option Consideration owed to all holders of Vested Company Options and (B) the portion of the Company RSU Consideration owed to all holders of Vested Company RSUs. No later than the second Company payroll date following the Effective Time (such date, the “Payroll Date”), the applicable holders of Vested Company Options and Vested Company RSUs shall receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider (with respect to Employee Options and RSUs) or through its accounts payable system (with respect to Non-Employee Options and RSUs), of all amounts required to be paid to such holders in respect of such Vested Company Options or Vested Company RSUs that are cancelled and converted pursuant to Sections 2.7(d) or 2.7(e), as applicable. The Surviving Corporation shall issue a check for amounts payable in respect of Non-Employee Options and RSUs to such holder, which check shall be sent by overnight courier to such holder promptly following the Payroll Date (but in no event more than three Business Days thereafter).

(iii)    Payment for Unvested Company Options and Unvested Company RSUs. The Option Consideration owed to holders Unvested Company Options and the payout of cash pursuant to Section 2.7(d) for Unvested Company Options, and the Company RSU Consideration owed to holders of Unvested Company RSUs and the payout of cash pursuant to Section 2.7(e), in each case only to the extent that such Unvested Company Option or Unvested Company RSU is outstanding immediately prior to the Effective Time, shall be subject to the same restrictions and vesting arrangements (including the continued employment or services of the holder) that were applicable to such Unvested Company Options and Unvested Company RSUs, as applicable, immediately prior to or at the Effective Time. The Option Consideration or Company RSU Consideration otherwise owed pursuant to Section 2.7(d) and Section 2.7(e) for Unvested Company Options and Unvested Company RSUs, respectively, in each case only to the extent outstanding immediately prior to the Effective Time (collectively, the “Unvested Cash”), shall not automatically be payable by Parent or the Surviving Corporation at the Effective Time, and shall instead become payable by Parent or the Surviving Corporation no later than the second payroll date (each such date, a “Unvested Payroll Date”) following the date that such Unvested Company Options or Unvested Company RSUs, as applicable, would have become vested under the vesting schedule in place for such Company Options or Company RSUs immediately prior to or at the Effective Time (subject to the restrictions and other terms of such vesting schedule, including continued employment of the holder of such Unvested Company Options or Unvested Company RSUs). Notwithstanding the foregoing, if any Continuing Employee is terminated by Parent, the Surviving Corporation or any Affiliate of Parent, prior to the one year anniversary of the Effective Time and for any reason other than Cause, such holder of Unvested Company Options or Unvested Company RSUs shall be entitled to receive, payable on the second payroll date following such termination, the greater of the Unvested Cash attributable to such Unvested Company Option or Unvested Company RSU (A) had such Unvested Company Option or Unvested Company RSU vested until the one (1) year anniversary of the Effective Time and (B) had the vesting accelerated pursuant to existing acceleration provisions with respect to such Unvested Company Option or Unvested Company RSU disclosed on Section 3.6(b)(ii) of the Company Disclosure Letter. All payments of the Unvested Cash will be subject to all required withholdings and shall be paid without interest and shall be paid by Parent or the Surviving Corporation in accordance with substantially the same procedures as the payment of Vested Company Options and Vested Company RSUs set forth in Section 2.7(g)(ii). No Unvested Cash, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any liability of such Person, prior to the distribution to such Person of such Unvested Cash in accordance with this Agreement. Parent, the Company and the Surviving Corporation intend that the payments of the Unvested Cash shall be deemed an assumption of the Unvested Company Options and the Unvested Company RSUs for purposes of Subsection 14(c) of the Company’s 2011 Equity Incentive Plan, as amended.

2.8    Exchange of Certificates.

(a)    Payment Agent. Prior to the Acceptance Time, Parent shall, at its sole cost and expense, select a bank or trust company reasonably acceptable to the Company to act as the payment agent for the Merger (the “Payment Agent”).

(b)    Exchange Fund. At the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the holders of shares of Company Common Stock pursuant to the provisions of this Article II, an amount of cash equal to the aggregate consideration to which holders of Company Common Stock become entitled under this Article II. Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. To the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Payment Agent to make such payments contemplated by this Article II.

(c)    Payment Procedures. Promptly following the Effective Time, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and (ii) book-entry security entitlements to or other uncertificated shares of Company Common Stock (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.7 (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Payment Agent), and/or (B) instructions for use in effecting the surrender of the Certificates and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates for cancellation to the Payment Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the Certificates so surrendered shall forthwith be cancelled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7, by (y) the Merger Consideration (less any applicable withholding taxes payable in respect thereof), and the transferred Uncertificated Shares so surrendered shall forthwith be cancelled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article II.

(d)    Transfers of Ownership. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer taxes have been paid or are otherwise not payable.

(e)    Required Withholding. Each of the Payment Agent, Parent, Acquisition Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under applicable Laws. To the extent that such amounts are so deducted, withheld and remitted to the applicable Governmental Authority or other Person in accordance with applicable Law, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation nor any other party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates or Uncertificated Shares representing such shares of Company Common Stock for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates or Uncertificated Shares solely to Parent and the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9    No Further Ownership Rights in Company Common Stock. From and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8. The Merger Consideration paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of the Company Common Stock. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

2.10    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided that Parent or the Payment Agent may, in its discretion and as condition to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11    Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the directors and officers of the Company and Acquisition Sub shall take all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (ii) as disclosed in any Company SEC Reports filed with or furnished to the SEC by the Company on or after February 28, 2017 and prior to the date hereof (other than disclosures contained or referenced therein under the captions “Risk Factors” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature), the Company hereby represents and warrants to Parent and Acquisition Sub as follows:

3.1    Organization; Good Standing. The Company is a corporation duly incorporated, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company is not in violation of its certificate of incorporation or bylaws.

3.2    Corporate Power; Enforceability. The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and,

assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, to consummate the transactions contemplated hereby. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no additional corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the transactions contemplated hereby, assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (the “Enforceability Limitations”).

3.3    Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that, absent Section 251(h) of the DGCL, would have been necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and consummate the Merger.

3.4    Non-Contravention. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company, (b) subject to obtaining such Consents set forth in Section 3.4 of the Company Disclosure Letter, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (c) assuming the Consents referred to in Section 3.5 are obtained or made and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound, or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not reasonably be expected to (i) be material to the Company and its Subsidiaries, taken as a whole or (ii) prevent or materially delay beyond the Termination Date the consummation of the Offer or the Merger.

3.5    Required Governmental Approvals. No consent, approval, Order or authorization of, filing or registration with, or notification to (any of the foregoing being referred to herein as a “Consent”), any Governmental Authority is required on the part of the Company or any Company Subsidiary in connection with the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not be reasonably be expected to (i) be material to the Company and its Subsidiaries, taken as a whole or (ii) prevent or materially delay beyond the Termination Date the consummation of the Offer or the Merger.

3.6    Company Capitalization.

(a)    The authorized capital stock of the Company consists of (i) 290,000,000 shares of Company Common Stock, and (ii) 10,000,000 shares of Company Preferred Stock. As of the close of business in San Francisco, California on April 26, 2017 (such time and date, the “Capitalization Date”): (A) 79,215,615 shares of Company Common Stock were issued and outstanding, (B) no shares of Company Preferred Stock were issued and outstanding, and (C) no shares of Company Capital Stock were held by the Company as treasury shares. All outstanding shares of Company Common Stock are validly issued, fully paid, nonassessable and free of any preemptive rights.

(b)    As of the Capitalization Date, there were 5,340,818 shares of Company Common Stock reserved for future issuance under the Company Stock Plans and 1,514,177 shares of Company Common Stock reserved for future issuance under the Company ESPP. As of the Capitalization Date, there were (i) outstanding Company Options to purchase 7,320,555 shares of Company Common Stock and (ii) outstanding Company RSUs covering 6,176,336 shares of Company Common Stock. Section 3.6(b)(i) of the Company Disclosure Letter sets forth, with respect to each outstanding Company Option as of the Capitalization Date, the name of the holder of such Company Option, the number of shares of Company Common Stock issuable upon the exercise of such Company Option, the exercise price of such Company Option, the expiration date of such Company Option, the date on which such Company Option was granted, the vesting schedule for such Company Option (including an indication as to whether any acceleration provisions or any performance based vesting conditions exist with respect thereto), the Company Stock Plan under which such Company Option was granted and whether such Company Option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Section 3.6(b)(ii) of the Company Disclosure Letter sets forth, with respect to each outstanding Company RSU as of the Capitalization Date, the name of the holder of such award, the number of shares of Company Common Stock subject to such award, the date of grant of such award, the Company Stock Plan under which such Company RSU was granted (if any) and the applicable vesting and/or settlement schedule (including an indication as to whether any acceleration provisions exist with respect thereto).

(c)    Except as set forth in this Section 3.6, as of the Capitalization Date, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d)    Neither the Company nor any of its Subsidiaries is a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any securities of the Company.

3.7    Subsidiaries.

(a)    Section 3.7(a) of the Company Disclosure Letter contains a complete and accurate list, as of the date hereof, of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any such jurisdiction, including those outside the United States), except where the failure to be in good standing would not be material to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to have such power or authority would not be material to the Company and its Subsidiaries, taken as a whole. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any such jurisdiction, including those outside the United States), except where the failure to be so qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable constituent documents, except where such violations would not be material to the Company and its Subsidiaries, taken as a whole.

(b)    All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized, validly issued and are fully paid and nonassessable and (ii) except for director’s qualifying or similar shares, are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner such business is conducted on the date hereof.

(c)    There are no outstanding (i) securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company (the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”), or (iv) other obligations by any Subsidiary of the Company to make any payments based on the price or value of any shares of any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries is a party to any Contract that obligates the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

3.8    Company SEC Reports. Since January 1, 2014, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it under applicable Laws prior to the date hereof (all such forms, reports and documents, together with all exhibits and schedules thereto, the “Company SEC Reports”). As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), (a) each Company SEC Report complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed, and

(b) each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

3.9    Company Financial Statements.

(a)    The consolidated financial statements of the Company and its Subsidiaries filed with the Company SEC Reports have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto or, with respect to any unaudited interim financial statements, as permitted by the SEC’s rules and forms), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal year-end adjustments).

(b)    The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), which are reasonably designed to ensure that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

(c)    The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries.

(d)    Since January 1, 2014, to the Knowledge of the Company, neither the Company nor the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company and its Subsidiaries, in each case which has not been subsequently remediated, or (B) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries.

(e)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

3.10    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than (a) liabilities reflected or otherwise reserved against in the Company Balance Sheet or in the consolidated financial statements and notes thereto of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement, (b) liabilities arising under this Agreement or incurred in connection with the transactions contemplated by this Agreement, (c) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, and (d) liabilities that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.11    Absence of Certain Changes.

(a)    Since the Company Balance Sheet Date through the date hereof, except for actions taken or not taken in connection with the transactions contemplated by this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course consistent with past practice, and there has not been or occurred any Company Material Adverse Effect that is continuing.

(b)    Since the Company Balance Sheet Date through the date hereof, neither the Company nor any of its Subsidiaries has taken any action that would be prohibited by clauses (i), (iv), (v), (vi), (viii), (ix), (x), (xi) or (xii) (solely with respect to the foregoing clauses) of Section 5.1(b) if proposed to be taken after the date hereof.

3.12    Material Contracts.

(a)    Section 3.12(a) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party as of the date of this Agreement. For all purposes of and under this Agreement, a “Material Contract” means any of the following to which the Company or any of its Subsidiaries is a party or by which any assets of the Company or any of its Subsidiaries are bound as of the date of this Agreement:

(i)    any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii));

(ii)    any Contract that contains (A) any material restriction by the Company or any of its Subsidiaries not to engage in any line of business or to compete with any Person in any line of business that is material to the Company and its Subsidiaries, taken as a whole, or (B) “most favored nation,” “exclusivity” or similar provisions, in each case other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(iii)    any Contract (A) relating to the future disposition or acquisition by the Company or any of its Subsidiaries, other than in the ordinary course of business, of assets whose value, in each case, is in excess of $500,000, (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than any Subsidiary of the Company, or (C) any Contract that involves a joint venture, limited liability company or partnership with a third Person;

(iv)    any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $500,000, other than (A) accounts receivable and payable in the ordinary course of business, (B) loans to Subsidiaries of the Company in the ordinary course of business, (C) extensions of credit to customers or from suppliers in the ordinary course of business, and (D) obligations to reimburse employees for travel and business expenses incurred in the ordinary course of business consistent with past practices;

(v)    any (i) Contract that, with respect to the twelve (12) months ended December 31, 2016 represented payment by the Company and its Subsidiaries under such Contract of more than $1,500,000, other than any Employee Plans and Leases; and (ii) Contract that with respect to the twelve (12) months ended December 31, 2016 represented receipt by the Company and its Subsidiaries under such Contract of more than $1,500,000;

(vi)    any employment or consulting Contract (in each case, under which the Company or any of its Subsidiaries has continuing obligations as of the date hereof) with any employee, consultant, independent contractor or director of the Company or its Subsidiaries providing for an annual compensation in excess of $250,000 that is not terminable upon notice by the Company or any of its Subsidiaries, without cost or other liability, except for amounts earned prior to the time of termination;

(vii)    any Contract providing for indemnification of any director, officer or employee of the Company by the Company or any of its Subsidiaries (other than standard indemnification agreements on the Company’s form);

(viii)    any Contract providing for the settlement of material Legal Proceedings entered into in the three (3) year period prior to the date of this Agreement pursuant to which the Company has continuing material payment obligations other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business (which for purposes of clarity will not include such settlement Contract if the amount of such settlement Contract is not in excess of $100,000 and is solely for a cash payment) or (B) Contracts providing for cash payments only that do not exceed $100,000 as to such settlement; and

(ix)    any Company IP Contract.

(b)    True and complete copies of all Material Contracts disclosed or required to be disclosed in Section 3.12(a) of the Company Disclosure Letter have been (i) publicly filed with the SEC or (ii) made available to Parent.

(c)    As of the date hereof, each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each such Subsidiary of the Company party thereto, as the case may be, in accordance with its terms, subject to the Enforceability Limitations, and neither the Company nor any of its Subsidiaries that is a party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and, to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not be material to the Company and its Subsidiaries, taken as a whole.

3.13    Real Property.

(a)    The Company does not own any real property.

(b)    Section 3.13(b) of the Company Disclosure Letter contains a complete and accurate list of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries, as of the date of this Agreement, uses or occupies or has the right to use or occupy, now or in the future, any real property in excess of 5,000 square feet (such property, the “Leased Real Property”). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)    Section 3.13(c) of the Company Disclosure Letter contains a complete and accurate list of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any material portion of Leased Real Property.

3.14    Personal Property and Assets. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens, except as would not be material to the Company and its Subsidiaries, taken as a whole. No representation is made under this Section 3.14 with respect to any real property, Technology or Intellectual Property Rights.

3.15    Intellectual Property.

(a)    The Company has made available to Parent a complete and accurate list of the items of Company Registered IP, including, to the extent applicable, the jurisdictions in which each such item of Company Registered IP is filed or registered, and all necessary registration, maintenance and renewal fees and all necessary documents and certificates to be filed with the applicable registering entity in connection with maintaining the foregoing coming due within 90 days after the date hereof. The Company has no Knowledge of any information, materials, facts or circumstances that would render any material item of Company Registered IP invalid or unenforceable. With respect to each item of Company Registered IP to which the Company in its reasonable business discretion has determined to maintain: all necessary registration, maintenance and renewal fees have been paid, and all necessary documents have been filed with the relevant patent, copyright, trademark, domain registrars or other authorities in the United States or applicable foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered IP.

(b)    Section 3.15(b) of the Company Disclosure Letter lists as of the date hereof all material Contracts currently in effect to which the Company or any of its Subsidiaries is a party under which any third Person has granted to the Company or any of its Subsidiaries any license to Intellectual Property Rights (each, an “Inbound IP Contract”), or the Company or any of its Subsidiaries has granted to any third Person any license to Intellectual Property Rights (each, an “Outbound IP Contract”) (in each case, other than: (i) Contracts entered into in the ordinary course of business;

(ii) Contracts formed pursuant to one of the Company’s or any of its Subsidiaries’ standard Contracts (or in a form substantially similar to, or with provisions with substantially similar legal effect as the provisions of, one of such forms); (iii) Contracts concerning Technology or Intellectual Property Rights that are generally available on commercially reasonable terms; (iv) standard non-disclosure, confidentiality and consulting Contracts; (v) Contracts granting the Company or any of its Subsidiaries rights or licenses to use application programming interfaces (APIs) and software development kits with payment obligations of no more than $100,000; (vi) non-exclusive Trademarks licenses granted in connection with marketing, sales representative, resale or distribution Contracts; and (vii) Contracts granting the Company or any of its Subsidiaries licenses to free software or other Open Source Software) (each, a “Company IP Contract”).

(c)    The Company or one of its Subsidiaries holds exclusive ownership of all material Company Intellectual Property Rights. To the knowledge of the Company, the Company or one or more of its Subsidiaries owns all right, title and interest in the Company Intellectual Property Rights, free and clear of all Liens other than Permitted Liens.

(d)    The Company and each of its Subsidiaries have acted in a reasonable and prudent manner with respect to the protection and preservation of the confidentiality of Confidential Information that embodies Company Intellectual Property Rights, and to the Knowledge of the Company, there is no material unauthorized use, disclosure or misappropriation of any such Confidential Information that embody Company Intellectual Property Rights by any Person.

(e)    To the Knowledge of the Company, the conduct of the Company’s and its Subsidiaries’ business, taken as a whole, does not infringe upon, misappropriate or otherwise violate the Intellectual Property Rights of a third Person.

(f)    There is not and has not been since January 1, 2014, any Legal Proceeding threatened, conducted or brought by a third Person that has been served upon or filed with respect to any alleged infringement or other violation by the Company or any of its Subsidiaries of the Intellectual Property Rights of such third Person, except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(g)    The Company and its Subsidiaries exercise ordinary and reasonable care in connection with the use, and the steps taken to comply with the licenses, of Open Source Software.

(h)    None of the Company nor any of its Subsidiaries has received any funding from any government or university that has been used by the Company or any of its Subsidiaries to develop any Technology.

(i)    The Company and its Subsidiaries currently comply, and at all times since January 1, 2014 have complied, with Laws governing the privacy of personally identifiable information collected and maintained by the Company and its Subsidiaries, except for failures to comply that would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries have used reasonable security measures to protect personally identifiable information collected and maintained by the Company and its Subsidiaries, and, since January 1, 2014, no data security breach of any information technology assets of the Company and its Subsidiaries has occurred in which any personally identifiable information collected and maintained by the Company and its Subsidiaries has been subject to unauthorized, access, use or disclosure by any unauthorized third party.

(j)    Section 3.15(j) of the Company Disclosure Letter sets forth a correct and complete list of all agreements in effect as of the date of this Agreement with source code escrow agents for which the Company or any of its Subsidiaries has delivered and maintains a source code escrow deposits, including a list of all third Persons who have executed third party beneficiary agreements to those source code escrow deposits.

3.16    Tax Matters.

(a)    The Company and each of its Subsidiaries (i) have timely filed (taking into account any valid extensions of time in which to file) all income and other material U.S. federal, state, local and non-U.S. returns, statements, declarations, estimates, schedules, notices, forms, elections, certificates, claims for refund, information statements and reports or other similar documents required to be filed with respect to Taxes with any Governmental Authority (including amendments, schedules, or attachments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by any of them, and (ii) have paid, or have adequately reserved in accordance with GAAP on the most recent financial statements contained in the Company SEC Reports for the payment of, all material Taxes required to be paid through the Company Balance Sheet Date. Neither the Company nor any of its Subsidiaries has incurred any material liabilities for Taxes since the Company Balance Sheet Date other than in the ordinary course of business or in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax beyond the Closing Date. All material Taxes that the Company or any of its Subsidiaries has been required to deduct, collect or withhold in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, have been duly deducted, collected or withheld and have been paid to the appropriate Governmental Authority, and the Company and its Subsidiaries have complied in all material respects with all associated reporting and record keeping requirements.

(b)    No deficiency for any material Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries which deficiency has not been paid, settled or withdrawn. No audit of any income or other material Tax Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit. The Company has delivered or made available to Parent or Parent’s representatives accurate and complete copies of all material audit reports, examination reports, or statements of deficiencies (to which the Company has access) relating to income or other material Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or after December 31, 2012. No closing agreement, private letter ruling, technical advice memoranda, advance pricing agreement or consent to change a material method of Tax accounting has been requested from, entered into with or issued by any Governmental Authority with respect to the Company or any of its Subsidiaries.

(c)    The Company is not and has not been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(d)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the three (3) years prior to the date of this Agreement.

(e)    Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction,” as set forth in Treas. Reg. § 1.6011-4(b)(2).

(f)    Neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return

(other than a group the common parent of which is the Company or one of its Subsidiaries), (ii) been a party to any Tax sharing, indemnification or allocation agreement (other than any agreement entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters), nor does the Company or any of its Subsidiaries owe any amount under any such agreement or (iii) is liable for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by Contract (other than Contracts entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters).

(g)    Neither the Company nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of U.S. state, local or foreign income Tax Law) entered into or existing on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) election under Section 108(i) of the Code (or similar provision of U.S. state, local or foreign Tax Law) made prior to the Closing Date; or (vi) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.

(h)    In the last five (5) years, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(i)    The Company and its Subsidiaries have collected, remitted and reported to the appropriate taxing authority all material sales, use and value added Taxes required to be so collected, remitted or reported pursuant to all applicable Tax Laws. The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to record retention (including, without limitation, to the extent necessary to claim any exemption from sales or value added Tax collection, maintaining adequate and current resale certificates to support any such claimed exemption, and with respect to payroll and other Tax withholding matters).

(j)    The Company and all of its Subsidiaries (including, for the avoidance of doubt, all Foreign Subsidiaries) are, and have been for the past four (4) years, in material compliance in all respects with all applicable transfer pricing laws and regulations.

(k)    Section 3.16(l) of the Company Disclosure Letter lists all Tax holidays and similar Tax benefits which have current applicability to any Foreign Subsidiary. All Foreign Subsidiaries are currently in material compliance with the requirements for all Tax holidays and similar Tax benefits, and have been in material compliance since such holiday or benefit was originally claimed by such Foreign Subsidiary.

(l)    No Foreign Subsidiary has currently in place an election on IRS Form 8832.

(m)    No Foreign Subsidiary is subject to any gain recognition agreement under Section 367 of the Code.

(n)    Except as set forth on Section 3.16(o) of the Company Disclosure Letter, no Foreign Subsidiary has earned amounts that would result in the inclusion of any material amount income under Section 951 of the Code by the Parent or the Surviving Corporation for the taxable period that includes the Closing Date and no Foreign Subsidiary has a material investment in “United States property” within the meaning of Section 956 of the Code.

(o)    No Foreign Subsidiary is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code. No Foreign Subsidiary has elected to be treated as a U.S. person under Section 897(i) of the Code.

3.17    Employee Plans.

(a)    Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of material Employee Plans. For purposes of this Agreement, “Employee Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) other employment, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement, disability, vacation, deferred compensation, severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to for the benefit of any current or former employee or director of the Company, any of its Subsidiaries or any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code (an “ERISA Affiliate”) with respect to which the Company or any of its Subsidiaries has any current material liability.

(b)    With respect to each Employee Plan other than an Employee Plan that is maintained in any non-U.S. jurisdiction (together, the “International Employee Plans”), to the extent applicable the Company has made available to Parent complete and accurate copies of (i) the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto; (ii) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (iii) the current plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; (iv) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements; and (v) any notices to or from the IRS or DOL relating to any material compliance issues in respect of any such Employee Plan. With respect to each International Employee Plan, to the extent applicable, the Company has made available to Parent complete and accurate copies of (A) the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan and (B) any document comparable to the determination letter referenced under clause (ii) of the foregoing sentence issued by a Governmental Authority relating to the satisfaction of Law necessary to obtain the most favorable tax treatment.

(c)    No Employee Plan is (i) a “defined benefit plan” (as defined in Section 414 of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA) or (iv) subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, and, within the six (6) year period immediately preceding the date of this Agreement, none of the Company, any of its Subsidiaries or any ERISA Affiliate has ever maintained, established, sponsored, participated in, contributed to, been obligated to contribute to, or otherwise incurred any obligation or liability (including any contingent liability) with respect to, any plan(s) of the type(s) set forth in the foregoing clauses (i) through (iv) above.

(d)    Each Employee Plan has been maintained, operated and administered in material compliance with its terms and with all applicable Law, including the applicable provisions of ERISA and the Code and the regulations and guidance thereunder. No International Employee Plan has material unfunded liabilities that, as of the Acceptance Time, will not be offset via insurance or are fully accrued. All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for.

(e)    Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each Employee Plan that is subject to Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code.

(f)    As of the date hereof, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan with respect to the administration or operation of such plans, other than routine claims for benefits.

(g)    None of the Company, any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in each case applicable to the Company, any of its Subsidiaries or any Employee Plan or for which the Company or any of its Subsidiaries has any indemnification obligation.

(h)    No Employee Plan that is a “welfare benefit plan” within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Law.

(i)    Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) material increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of any material payment, vesting or funding of any such material benefit or material compensation.

(j)    Except as required by applicable Law or the terms of any Employee Plans as in effect on the date hereof, neither the Company nor any of its Subsidiaries has any plan or commitment to amend in any material respect or establish any new Employee Plan or to continue or materially increase any benefits under any Employee Plan.

(k)    No amount paid or payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby will be an “excess parachute payment” within the meaning of Section 280G of the Code and the regulations and guidance thereunder. No person is entitled to receive any additional payment (including any tax gross-up payment) from the Company or any of its Subsidiaries as a result of the imposition of additional taxes under Section 4999 of the Code.

3.18    Labor Matters.

(a)    Except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a “Collective Bargaining Agreement”), (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor or trade union to organize any employees of the Company or any of its Subsidiaries; (iii) no Collective Bargaining

Agreement is being negotiated by the Company or any of its Subsidiaries, (iv) there is no strike, lockout, slowdown, or work stoppage against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any of its Subsidiaries.

(b)    The Company and its Subsidiaries have complied with applicable Laws and Orders with respect to employment (including applicable Laws regarding wage and hour requirements, correct classification of independent contractors and of employees as exempt and non-exempt, immigration status, discrimination in employment, employee health and safety, and collective bargaining) in all material respects.

(c)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have withheld all amounts required by applicable Law to be withheld from the wages, salaries, and other payments to employees, and are not, to the Knowledge of the Company, liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing. Neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

3.19    Permits. The Company and its Subsidiaries are in compliance with the terms of all permits, licenses, certificates, authorizations, consents and approvals from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”) and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except, in each case, for such noncompliance, suspensions or cancellations that would not be material to the Company and its Subsidiaries, taken as a whole.

3.20    Compliance with Laws.

(a)    The Company and each of its Subsidiaries is, and at all times during the last five (5) years has been, in compliance with all Laws and Orders applicable to the Company and its Subsidiaries, except for such violations or noncompliance that would not be material to the Company and its Subsidiaries, taken as a whole. No representation or warranty is made in this Section 3.20(a) with respect to (i) compliance with the Securities Act and the Exchange Act, to the extent such compliance is covered in Section 3.8 and Section 3.9, (ii) intellectual property and related matters, which are covered solely in subjections (a) through (h) of Section 3.15, (iii) privacy and data security matters, which are covered solely in Section 3.15(i), (iv) applicable Laws with respect to Taxes, which are covered solely in Section 3.16, (v) ERISA and other employee benefit-related matters, which are covered solely in Section 3.17, (vi) labor Law matters, which are covered solely in Section 3.18, (vii) Environmental Laws, which are covered solely in Section 3.21 or (viii) the compliance matters addressed in subsections (b) through (c) of this Section 3.20.

(b)    Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging any violation or potential violation by the Company or any of its Subsidiaries of any applicable Law or Order that is material to the Company and its Subsidiaries and that remains outstanding or unresolved as of the date of this Agreement. To the Knowledge of the Company, as of the date of this Agreement, no investigation by any Governmental Authority of the Company or any of its Subsidiaries is pending or threatened.

(c)    The Company and each of its Subsidiaries is, and at all times during the last five (5) years has been, in compliance with the Foreign Corrupt Practices Act of 1977 or any comparable foreign Law or statute, except for such violations or noncompliance that would not have, individually or in the aggregate, a Company Material Adverse Effect.

3.21    Environmental Matters.

(a)    The Company and each of its Subsidiaries are now and since January 1, 2014 have been in compliance with all applicable Environmental Laws, and possess and are now and have at all times since January 1, 2014 been in compliance with all applicable Environmental Permits necessary to operate the business as presently operated, except for such noncompliance or lack of Environmental Permits that would not be material to the Company and its Subsidiaries, taken as a whole.

(b)    Neither the Company nor any of its Subsidiaries has Released any Hazardous Materials in violation of Environmental Law that requires corrective or remedial action at any property currently or formerly owned or operated by the Company or any of its Subsidiaries, except for such Release of any Hazardous Materials that would not be material to the Company and its Subsidiaries, taken as a whole.

(c)    Neither the Company nor any of its Subsidiaries has received from a Governmental Authority any written notification alleging that it is liable for any Release or threatened Release of Hazardous Materials at any location, except with respect to any such notification concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise with no ongoing material corrective action liability or obligation on the part of the Company or any of its Subsidiaries.

(d)    Except as would not be material to the Company and its Subsidiaries, taken as a whole, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened relating to the Company’s or its Subsidiaries’ non-compliance with Environmental Laws.

3.22    Litigation. As of the date hereof, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in either case, that would be material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that is material to the Company and its Subsidiaries, taken as a whole.

3.23    Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries or any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in a form and amount that is customarily carried by persons conducting business similar to that of the Company and which the Company believes is adequate for the operation of its business. All such insurance policies are in full force and effect, no notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not be material to the Company and its Subsidiaries, taken as a whole. As of the date of this Agreement, there is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies and there has been no threatened termination of, or material premium increase with respect to, any such policies.

3.24    Related Party Transactions. Except for indemnification, compensation, employment or other similar arrangements between the Company or any of its Subsidiaries, on the one hand, and any director or officer thereof, on the other hand, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate

(including any director or officer) thereof, but not including any wholly-owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.25    Brokers. Except for Morgan Stanley & Co. LLC, there is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.26    Opinion of Financial Advisor. The Company Board has received the opinion of Morgan Stanley & Co. LLC, financial advisor to the Company, to the effect that, as of the date of such opinion, and subject to and based upon the various qualifications and assumptions set forth therein, the consideration to be received by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders.

3.27    State Anti-Takeover Statutes. Assuming that the representations of Parent and Acquisition Sub set forth in Section 4.7 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the transactions contemplated hereby and thereby. No other state takeover statute or similar statute or regulation applies to or purports to apply to the Offer or the Merger or the other transactions contemplated hereby.

3.28    Schedule TO and Schedule 14D-9.

(a)    The information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents will not, at the time the Schedule TO and the Offer Documents are filed with the SEC or at the time the Schedule TO and the Offer Documents are first sent to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    The Schedule 14D-9 will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC and at the time the Schedule 14D-9 is first sent to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by Parent or Acquisition Sub or any of their Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9.

3.29    Exclusivity of Representations. Except for the representations and warranties expressly set forth in this Article III, (a) neither the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their businesses or operations or otherwise in connection with this Agreement or the transactions contemplated hereby, including as to the accuracy or completeness thereof, and if made, such representation or warranty must not be relied upon by Parent or any of its Affiliates or the Representatives of any of the foregoing as having been authorized by the Company or any of its Subsidiaries (or any other Person), and (c) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent or any of its Affiliates or the Representatives of any of the foregoing, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the transactions contemplated hereby or in connection with presentations by the Company’s management, are not and shall not be deemed to be or include representations or warranties unless and to the extent any such materials or information is the subject of any express representation or warranty set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND ACQUISITION SUB

Parent and Acquisition Sub hereby represent and warrant to the Company as follows:

4.1    Organization; Good Standing. Parent is a corporation duly incorporated, validly existing and in good standing under Delaware Law, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Acquisition Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is in violation of their respective certificates of incorporation or bylaws.

4.2    Corporate Power; Enforceability. Each of Parent and Acquisition Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no additional corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder or the consummation by Parent and Acquisition Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub, enforceable against each in accordance with its terms, subject to the Enforceability Limitations.

4.3    Non-Contravention. The execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby do not and will not (a) violate or conflict with any provision of the certificates of incorporation or bylaws of Parent or Acquisition Sub, (b) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent, Acquisition Sub or any of their properties or assets may be bound, (c) assuming the Consents referred to in Section 4.4 are obtained or made, violate or conflict with any Law or Order applicable to Parent or Acquisition Sub or by which any of their properties or assets are bound or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or Acquisition Sub, except in the case of each of clauses (b), (c) and (d) above, for such violations, conflicts, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.4    Required Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Acquisition Sub or any of their Affiliates in connection with the execution and delivery by Parent and Acquisition Sub of this Agreement, the performance by Parent and Acquisition Sub of their respective covenants and obligations hereunder and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby except (a) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware and such filings with Governmental Authorities to satisfy the applicable Laws of states in which the Company and its Subsidiaries are qualified to do business, (b) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (c) Consents required under, and compliance with any other applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (d) such other Consents, the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.5    Litigation. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened against or affecting Parent or Acquisition Sub or any of their respective properties that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder. Neither Parent nor Acquisition Sub is subject to any outstanding Order that would, individually or in the aggregate, prevent or materially delay the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or the performance by Parent or Acquisition Sub of their respective covenants and obligations hereunder.

4.6    Schedule TO and Schedule 14D-9.

(a)    The Schedule TO and the Offer Documents will, when filed with the SEC, comply as to form in all material respects with the applicable requirements of the Exchange Act. The Schedule TO and the Offer Documents will not, at the time the Schedule TO and the Offer Documents are filed with the SEC and at the time the Schedule TO and the Offer Documents are first published, sent or given to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that notwithstanding the foregoing, no representation or warranty is made by Parent or Acquisition Sub with respect to information supplied by the Company or any of its directors, officers, employees, affiliates, agents or other representatives for inclusion or incorporation by reference in the Schedule TO or the Offer Documents.

(b)    The information supplied by Parent, Acquisition Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Schedule 14D-9 will not, at the time the Schedule 14D-9 is filed with the SEC or at the time the Schedule 14D-9 is first sent to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.7    Ownership of Company Capital Stock. Neither Parent nor Acquisition Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Neither Parent nor Acquisition Sub owns any shares of Company Common Stock.

4.8    No Stockholder and Management Arrangements. Except as expressly authorized by the Company, neither Parent nor Acquisition Sub, nor any of their respective Affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to this Agreement, the Merger or any other transactions contemplated by this Agreement, or the Surviving Corporation or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time.

4.9    Brokers. Except for Atlas Technology Group LLC, no agent, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

4.10    Operations of Acquisition Sub. Acquisition Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, prior to the Effective Time, Acquisition Sub will not have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by this Agreement.

4.11    Sufficiency of Funds. As of the date hereof and as of immediately prior to and at the scheduled expiration of the Offer, Parent and Acquisition Sub has and shall have available cash resources (including cash resources held by the Company and its Subsidiaries at the Effective Time) in an aggregate amount that is sufficient to enable Parent and Acquisition Sub to remit payment (i) of the aggregate Offer Price for all of the shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, (ii) the aggregate Merger Consideration, and (iii) to satisfy all of Parent’s or Acquisition Sub’s, or the Surviving Corporation’s payment obligations then due arising under or in connection with this Agreement (including, for the avoidance of doubt, the full repayment and satisfaction of the SVB Debt) and to pay related fees and expenses.

4.12    Guaranty. Concurrently with the execution of this Agreement, Parent and Acquisition Sub have delivered to the Company the Guaranty. Guarantor (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has all requisite power and authority to conduct its business as now conducted and as at present contemplated and to execute and deliver the Guaranty and to consummate the transactions contemplated hereby and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary. The execution, delivery and performance by Guarantor of the Guaranty (i) have been duly authorized by all necessary action by Guarantor and (ii) do not and will not contravene its organizational documents or any applicable law or any contractual restriction binding on Guarantor or its properties. No authorization or approval or other action by, and no notice to or filing with, any governmental authority is required in connection with the due execution, delivery and performance by Guarantor of the Guaranty (other than such authorizations, approvals, actions, notices, or filings contemplated by Section 4.3 and 4.4 or which have already been obtained, taken or delivered). The Guaranty is the legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, subject to the Enforceability Limitations.

4.13    Solvency. Neither Parent nor Acquisition Sub is entering into this Agreement or the transactions contemplated hereby, and Guarantor is not entering into the Guaranty or the transactions contemplated thereby, with the intent to hinder, delay or defraud either present or future creditors of any Person, including Parent, Acquisition Sub, Guarantor, the Company or any of their respective Subsidiaries. Each of Parent, Acquisition Sub, and Guarantor is Solvent as of the date of this Agreement, and, assuming the accuracy of the representations and warranties of the Company contained in Article III of this Agreement, each of Parent, the Surviving Corporation, and Guarantor will, after giving effect to all of the transactions contemplated by this Agreement, including the payment in connection with the consummation of the Offer, the payment of the aggregate Merger Consideration, the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, including the payment of all related fees and expenses, be Solvent at and after Effective Time as a result of the consummation of the transaction contemplated hereby and by the Guaranty. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” (on a going concern basis) of the assets of such Person will, as of such date, exceed the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, including the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature; for purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

4.14    Non-Reliance. In connection with the due diligence investigation of the Company and its Subsidiaries by Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, Parent and Acquisition Sub and their respective Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors have received and may continue to receive after the date hereof (including pursuant to Section 6.6) from the Company and its Affiliates, stockholders, directors, officers, employees, agents, representatives and advisors certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company, its Subsidiaries, and its and their respective businesses and operations. Parent and Acquisition

Sub hereby acknowledge that (a) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Acquisition Sub are familiar, that Parent and Acquisition Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that Parent and Acquisition Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, or any other Person, with respect thereto, (b) that, as of the date hereof, Parent, Acquisition Sub and their respective Affiliates and Representatives (i) have received full access to (A) such books and records, facilities, equipment, contracts and other assets of the Company that Parent and Acquisition Sub and their respective Affiliates and Representatives, as of the date hereof, have requested to review and (B) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement, and (ii) have had full opportunity to meet with the management of the Company and its Subsidiaries and to discuss the business and assets of the Company and its Subsidiaries, and (iii) that it has conducted, to its satisfaction, its own independent investigation of the business, operations and financial condition of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, each of Parent, Acquisition Sub and their respective Affiliates and Representatives have relied on the results of their own independent investigation. Accordingly, Parent and Acquisition Sub hereby acknowledge and agree that (x) none of the Company, its Subsidiaries, nor any of their respective Affiliates, stockholders, directors, officers, employees, agents, representatives or advisors, nor any other Person, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), (y) except for the representations and warranties of the Company expressly set forth in Article III, none of the Company nor any of its Subsidiaries (or any other Person) makes, or has made, any representation or warranty (whether express or implied) relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement and the transactions contemplated by this Agreement, including as to the accuracy or completeness of any such information, and none of Parent, Acquisition Sub or any of their respective Affiliates or Representatives is relying on any representation or warranty except for those representations and warranties of the Company expressly set forth in Article III, and (z) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been and may not be relied upon by Parent, Acquisition Sub or any of their respective Affiliates or Representatives as having been authorized by the Company or any of its Subsidiaries (or any other Person).

ARTICLE V

COVENANTS OF THE COMPANY

5.1    Interim Conduct of Business.

(a)    Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, each of the Company and each of its Subsidiaries shall use its commercially reasonable efforts, consistent with past practices and policies, to (A) carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and (B) keep available the services of the current officers, key employees and consultants of the Company and each of its Subsidiaries, and preserve the current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons whom the Company or any of its Subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

(b)    Except (i) as contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1 of the Company Disclosure Letter or (iii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not do any of the following and shall not permit any of its Subsidiaries to do any of the following (it being understood and hereby agreed that if any action is expressly permitted by any of the following subsections, such action shall be expressly permitted under Section 5.1(a)):

(i)    amend its certificate of incorporation or bylaws or comparable organizational documents;

(ii)    issue, sell, deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (A) the issuance and sale of shares of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 5.1(b), (B) the issuance of shares of Company Common Stock upon the vesting or settlement of Company RSUs outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 5.1(b), (C) the issuance of shares of Company Common Stock pursuant to the Company ESPP in accordance with its terms in effect as of the date hereof, and subject to Section 2.7(f), and (D) grants of Company Options, with a per share exercise price that is no less than the then-current market price of a share of Company Common Stock, purchase rights under the Company ESPP in accordance with its terms in effect as of the date hereof, and subject to Section 2.7(f), or Company RSUs, in each case, in connection with the hiring of new non-executive officer employees in the ordinary course of business consistent with past practice;

(iii)    directly or indirectly repurchase or redeem any Company Securities or Subsidiary Securities, except (A) upon forfeiture or repurchases of Company Securities pursuant to the terms and conditions of Company Options or Company RSUs outstanding as of the date hereof or issued after the date hereof in compliance with the terms of this Section 5.1(b) and (B) in connection with Tax withholdings and exercise price settlements, as applicable, upon the exercise of Company Options or vesting of Company RSUs;

(iv)    (A) split, combine, subdivide or reclassify any shares of capital stock or (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for dividends or other distributions made by any wholly-owned Subsidiary of the Company to the Company or one of its wholly-owned Subsidiaries;

(v)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(vi)    incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities in excess of $500,000 in the aggregate, provided that any debt so incurred must be voluntarily prepayable without material premium, penalties or any other material costs, except for (A) debt incurred in the ordinary course of business under letters of credit, lines of credit or other credit facilities or arrangements in effect on the date hereof and (B) loans or advances between the Company and any of its Subsidiaries, or between any of the Company’s Subsidiaries;

(vii)    except as may be required by applicable Law or the terms of any Employee Plan as in effect on the date hereof, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, incentive, compensation, severance, retention, termination, option, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any member of the Company Board or executive officer, or, other than in the ordinary course of business consistent with past practice, any employee in any manner, except in any such case, (1) in connection with the hiring of new non-executive officer employees in the ordinary course of business consistent with past practice, (2) in connection with the promotion of non-executive officer employees in the ordinary course of business consistent with past practice, or (3) as permitted by Section 5.1(b)(ii), or (B) increase the compensation payable or to become payable of any member of the Company Board or executive officer, pay or agree to pay any special bonus or special remuneration to any member of the Company Board or any executive officer, or pay or agree to pay any material benefit to any member of the Company Board or any executive officer not required by any plan or arrangement as in effect as of the date hereof;

(viii)    (A) settle any pending or threatened material Legal Proceeding, except for the settlement of any Legal Proceeding that (1) is reflected or reserved against in the Company Balance Sheet or incurred since the Company Balance Sheet Date, or (2) does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Effective Time that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as whole, or (B) commence any Legal Proceeding against any Person;

(ix)    except as may be required as a result of a change in applicable Law or in GAAP, make any material change in any of the accounting principles or practices used by it;

(x)    (A) make or change any material Tax election or material Tax accounting method, (B) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, or closing agreement (other than any agreement entered into in the ordinary course of business, the principal purpose of which is not to address Tax matters) (C) surrender a right to a material Tax refund, (D) amend any material Tax Return, (E) settle or compromise any income or other material Tax liability or (F) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(xi)    (A) acquire (by merger, consolidation or acquisition of stock or assets) any other Person (other than the Company or any of its Subsidiaries) or any material equity interest therein, (B) sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens) any tangible properties or assets of the Company or its Subsidiaries (other than to the Company or any of its Subsidiaries), which are material to the Company and its Subsidiaries, taken as a whole, except for or dispositions to customers of the Company or any of its Subsidiaries or otherwise in the ordinary course of business consistent with past practice, or (C) make any loans or advances to any other Person (other than the Company or any of its Subsidiaries), except for (1) travel or business expense advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries or members of the Company Board, or (2) extensions of credit or other payment terms provided to customers of the Company or any Company Subsidiary or otherwise in the ordinary course of business consistent with past practice;

(xii)    (A) enter into any Contract that, if entered into prior to the date hereof, would be a Material Contract, or (B) materially amend, materially modify, terminate, or consent to the termination of any Material Contract, in each case, other than in the ordinary course of business consistent with past practice

(xiii)    make any new material capital expenditure in excess of $100,000 individually or capital expenditures in excess of $250,000 in the aggregate during any calendar quarter, in each case, other than any such expenditure contemplated by, as of the date of this Agreement, the Company’s 2017 fiscal year budget to Parent or the Company’s capital expenditure plan attached as Appendix 5.1(b)(xiii) to the Company Disclosure Letter; or

(xiv)    enter into a Contract, or otherwise resolve or agree in any legally binding manner, to take any of the actions prohibited by this Section 5.1(b).

(c)    Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2    No Solicitation.

(a)    The Company and its Subsidiaries shall (i) immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal, and (ii) request, to the extent permitted by any confidentiality agreement executed in connection with a potential Acquisition Transaction, that any Persons who have received from the Company or any of its Subsidiaries or any of its Representatives any confidential information in connection with a potential Acquisition Transaction that such Persons promptly return or destroy any such confidential information in accordance with the terms of any such confidentiality agreement.

(b)    Subject to Section 5.2(c), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other authorized agent or representative retained by any of them (collectively, “Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Acquisition Sub or any Representatives or designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in each such case, with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement) or (v) take any action to render any provision of any “fair price,” “moratorium,” control share acquisition,” business combination,” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in the Company’s organizational documents, in each case inapplicable to any Person (other than Parent, Acquisition Sub or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any Person or Acquisition Proposal under any such provisions). Any breach of the foregoing provisions of this Section 5.2 by any of the Subsidiaries of the Company or the Company’s or such Subsidiaries’ Representatives shall be deemed to be a breach by the Company.

(c)    Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to the Acceptance Time, if any Person makes a bona fide, written and unsolicited Acquisition Proposal that the Company Board determines in good faith (after consultation with its financial advisor and outside legal counsel) either constitutes or could reasonably be expected to lead to a Superior Proposal, and which Acquisition Proposal did not result from a material breach of Section 5.2(b) and was made after the date hereof, the Company Board may, directly or indirectly through the Company’s Representatives, subject to compliance with the terms of this Section 5.2, (i) participate or engage in discussions or negotiations with such Person, (ii) furnish to such Person any non-public information relating to the Company or any of its Subsidiaries and/or afford such Person access to the business, properties, assets, books, records or other non-public information, or the personnel, of the Company or any of its Subsidiaries, in each case under this clause (ii) pursuant to an Acceptable Confidentiality Agreement; provided that contemporaneously with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent to the extent such information has not been previously furnished by the Company to Parent and to the extent permitted by applicable Law or Order, and/or (iii) encourage, facilitate or assist any such Acquisition Proposal; provided, however, that in the case of any action taken pursuant to the preceding clauses (i), (ii) or (iii), (A) the Company Board and/or any authorized committee thereof determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties, and (B) the Company gives Parent prompt written notice (delivered in any event within twenty-four (24) hours) of the identity of such Person and the material terms of such Acquisition Proposal (unless such Acquisition Proposal is in written form, in which case the Company shall give Parent a copy thereof).

(d)    Notwithstanding anything to the contrary set forth in this Section 5.2 or elsewhere in this Agreement, prior to the Acceptance Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any rights under, or release any Person (other than Parent and Acquisition Sub) from, any “standstill” or other similar agreement between the Company or any of its Subsidiaries, on the one hand, and such Person, on the other, unless the Company Board and/or any authorized committee thereof determines in good faith (after consultation with outside legal counsel) that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties.

(e)    In addition to the obligations of the Company set forth in Section 5.2(b), the Company shall promptly (and in any event within 24 hours) notify Parent if any director or executive officer of the Company becomes aware of any receipt by the Company of (i) of any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. The Company shall keep Parent reasonably informed of the status and terms of any such Acquisition Proposal, request or inquiry.

ARTICLE VI

ADDITIONAL COVENANTS

6.1    Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and Acquisition Sub, on the one hand, and (subject to the Company’s rights under Section 6.3) the Company, on the other hand, shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Offer, the

Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to: (i) cause the conditions to the Offer set forth in Section 1.1(b) to be satisfied and cause the conditions to the Merger set forth in Section 2.3(b) to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities that are necessary to consummate the Offer and the Merger and the other transactions contemplated by this Agreement; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Material Contracts following the consummation of the transactions contemplated by this Agreement. In addition to the foregoing, neither Parent or Acquisition Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit sharing” or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any Person under any Contract.

6.2    Regulatory Approvals.

(a)    Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than ten (10) Business Days following the execution and delivery of this Agreement. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings (including, to the extent permitted by applicable Law, providing copies, or portions thereof, of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Governmental Authority under any applicable Laws or Orders with respect to any such filing, (ii) supply the other with any information that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or other Governmental Authorities, including of any other applicable jurisdiction in which any such filing is made, under any other applicable Laws, and (iv) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Antitrust Laws as soon as practicable, to obtain any required consents under any other Laws applicable to the Offer and/or the Merger as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any applicable Laws or Orders, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other Governmental Authority or Person may assert under any applicable Laws or Orders with respect to the Offer and/or the Merger.

(b)    Each of Parent and Acquisition Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental

Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any party hereto or Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any other applicable Laws with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Authority relating to the Offer, the Merger or any other transactions contemplated hereby, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer, the Merger or any other transactions contemplated hereby, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer, the Merger or any other transactions contemplated hereby, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Offer, the Merger or any other transactions contemplated hereby, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Authority relating to the Offer, the Merger or any other transactions contemplated hereby, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the conditions set forth in Sections 1.1(b)(ii) and 1.1(b)(iii)(A) and Section 2.3(b)(i). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information. The parties hereto shall take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.2 in a manner so as to preserve the applicable privilege.

(c)    Each of Parent, Acquisition Sub and the Company shall cooperate with one another to (i) promptly determine whether any filings not contemplated by this Section 6.2 are required to be or should be made, and whether any other consents, approvals, permits or authorizations not contemplated by this Section 6.2 are required to be or should be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby, and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such consents, permits, authorizations, approvals or waivers that the parties determine are required to be or should be made or obtained in connection with the transactions contemplated hereby.

(d)    Each of Parent and Acquisition Sub shall offer to take (and if such offer is accepted, commit to take) all steps which it is capable of taking to avoid or eliminate impediments under any Law that may be asserted by the FTC, the DOJ or any other Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require Parent or any of its Subsidiaries or Affiliates to, and, except with the prior written consent of Parent, the Company shall not take any action to and shall not allow any of the Company’s Subsidiaries to, consent or proffer to divest, hold separate, or enter into any license or similar Contract with respect to, or agree to restrict the ownership or operation of, any business or assets of Parent, the Company or any of their respective

Subsidiaries. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to litigate or participate in the litigation of any Legal Proceeding, whether judicial or administrative, brought by any Governmental Authority, or appeal any Order granted in favor a Governmental Authority, (i) challenging or seeking to make illegal, delaying materially or otherwise directly or indirectly restraining or prohibiting the consummation of the Offer or the Merger or seeking to obtain from Parent or any of its Subsidiaries any damages in connection therewith, (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business or assets of Parent or the Company or any of their respective Subsidiaries or to require any such person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any portion of the business or assets of Parent, the Company or any of their respective Subsidiaries, in each case as a result of or in connection with the Offer or the Merger, (iii) seeking, directly or indirectly, to impose or confirm limitations on the ability of Parent or any of its Affiliates to acquire or hold, or exercise full rights of ownership of, any shares of Company Common Stock or any shares of capital stock of the Surviving Corporation on all matters properly presented to the Company Stockholders or the Surviving Corporation, respectively, or (iv) seeking to require divestiture by Parent, the Company or any of their respective Subsidiaries of any shares of Company Common Stock or any business or assets of the Company or the Company’s Subsidiaries or Parent or its Subsidiaries (any of such actions, a “Burdensome Action”).

6.3    Company Board Recommendation.

(a)    Neither the Company Board nor any committee thereof shall (x) withhold, withdraw, amend or modify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend or modify in a manner adverse to Parent, the Company Board Recommendation or (y) approve, endorse or recommend an Acquisition Proposal (each of clauses (x) and (y), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the Acceptance Time, the Company Board may effect a Company Board Recommendation Change if the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to effect a Company Board Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties; provided, however, that in the event that:

(i)    the Company shall have received a Superior Proposal, the Company Board may effect a Company Board Recommendation Change if and only if: (A) the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties; (B) the Company shall have delivered to Parent a Superior Proposal Notice (it being agreed that the Superior Proposal Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (C) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Pacific Time on the day of delivery by the Company to Parent of such Superior Proposal Notice and ending at 5:00 p.m. Pacific Time on the fourth (4th) Business Day following the day of such delivery so that the Acquisition Proposal that is the subject of the foregoing notice is no longer a Superior Proposal (it being understood and agreed that with respect to any material amendment to any Acquisition Proposal that is the subject of a previously delivered Superior Proposal Notice, the Company shall have delivered to Parent a Proposal Amendment Notice, and shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Pacific Time on the day of delivery by the Company to Parent of such Proposal Amendment Notice and ending at 5:00 p.m. Pacific Time on the second (2nd) Business Day following the day of such delivery); and (D) if Parent shall have delivered to the Company during such four (4) Business Day period (or two Business Day period with respect to a Proposal Amendment Notice) a written, binding and irrevocable offer to modify the terms of this Agreement (which is set forth in a definitive written amendment to this Agreement executed by Parent and Acquisition Sub and delivered to the Company), the Company Board and/or any authorized committee thereof shall have determined in good faith, after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice (or Proposal Amendment Notice) continues to be a Superior Proposal; or

(ii)    there occurs an Intervening Event, the Company Board may effect a Company Board Recommendation Change if and only if: (A) the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to make a Company Board Recommendation Change in light of such Intervening Event would reasonably be expected to be inconsistent with its fiduciary duties; (B) the Company shall have notified Parent in writing of such Intervening Event, including a reasonable description of such Intervening Event (an “Intervening Event Notice”) (it being agreed that the Intervening Event Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (C) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Pacific Time on the day of delivery by the Company to Parent of such Intervening Event Notice and ending at 5:00 p.m. Pacific Time on the fourth (4th) Business Day following the day of such delivery; and (D) if Parent shall have delivered to the Company during such four (4) Business Day period (or two Business Day period with respect to a Proposal Amendment Notice) a written, binding and irrevocable offer to modify the terms of this Agreement (which is set forth in a definitive written amendment to this Agreement executed by Parent and Acquisition Sub and delivered to the Company), the Company Board and/or any authorized committee thereof shall have determined in good faith, after considering the terms of such offer by Parent, that the failure to make a Company Board Recommendation Change in light of such Intervening Event would still reasonably be expected to be inconsistent with its fiduciary duties.

(b)    Nothing in this Agreement shall prohibit the Company Board and/or any authorized committee thereof from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act, and (ii) making any disclosure to the Company Stockholders that the Company Board and/or any authorized committee thereof determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties; provided that, in either such case, any such statement(s) or disclosures made by the Company Board and/or any authorized committee thereof will be subject to the terms and conditions of this Agreement, including the provisions of Article VII.

6.4    Public Statements and Disclosure. Neither the Company, on the one hand, nor Parent and Acquisition Sub, on the other hand, shall issue any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto reasonable time to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.4 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to Section 6.3(a) or with respect to an Acquisition Proposal or a Company Board Recommendation Change.

6.5    Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, Parent and Acquisition Sub shall use their respective reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the transactions contemplated hereby.

6.6    Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall afford Parent and its financial advisors, business consultants, legal counsel, accountants and other agents and representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information or (ii) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information; and provided further, however, that no information or knowledge obtained by Parent in any investigation conducted pursuant to the access contemplated by this Section 6.6 shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or otherwise impair the rights and remedies available to Parent and Acquisition Sub hereunder. In the event that the Company does not provide access or information in reliance on the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or to waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.6 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries. Any access to the properties of the Company or any of its Subsidiaries shall be subject to the terms and conditions of any applicable Lease and the Company’s reasonable security measures and insurance requirements and shall not include the right to perform Phase 1 or Phase 2 environmental assessments or other invasive testing. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its financial advisors, business consultants, legal counsel, accountants and other agents and representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.6. Nothing in this Section 6.6 or elsewhere in this Agreement shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information.

6.7    Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.8    Directors’ and Officers’ Indemnification and Insurance.

(a)    The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any and all (i) indemnification agreements that are in effect as of the date hereof between the Company or any of its Subsidiaries and any of their respective current or former directors and officers (the “Indemnified Persons”) and (ii) indemnification, expense advancement and exculpation provisions in any certificate of incorporate or bylaws or comparable organizational document of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six-year period, such provisions shall not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)    During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the D&O Insurance, on terms with respect to the coverage and amounts that are equivalent to those of the D&O Insurance; provided, however, that in satisfying its obligations under this Section 6.8(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the amount paid by the Company for coverage for its last full fiscal year (such three hundred percent (300%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 6.8(b) of the Company Disclosure Letter); provided, however, that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company may purchase a six-year “tail” prepaid policy on the D&O Insurance. In the event that the Company elects to purchase such a “tail” policy prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 6.8(b) for so long as such “tail” policy shall be maintained in full force and effect.

(c)    If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.8.

(d)    The obligations set forth in this Section 6.8 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.8(b) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 6.8(b) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.8(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 6.8, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 6.8(b) (and their heirs and representatives)) under this Section 6.8 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificates of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Law (whether at law or in equity).

(e)    The obligations and liability of Parent, the Surviving Corporation and their respective Subsidiaries under this Section 6.8 shall be joint and several.

(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

6.9    Employee Matters.

(a)    Unless Parent provides written notice to the Company that such 401(k) plan(s) shall not be terminated no later than ten (10) Business Days prior to the Acceptance Time, the Company shall terminate any and all 401(k) plans maintained by the Company or any ERISA Affiliates, as well as such other benefit plans as Parent may designate in writing no later than ten (10) Business Days prior to the Acceptance Time, in each case effective as of the day immediately preceding the date the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “401(k) Termination Date”). The Company shall provide Parent evidence that such plans have been terminated pursuant to resolutions of the Company Board or the board of directors of its Subsidiaries, as applicable. If the 401(k) plan(s) described in this section have been terminated as of the 401(k) Termination Date, Parent shall permit Continuing Employees to roll over their account balances (including loan notes) to a 401(k) plan of Parent or an Affiliate.

(b)     During the period commencing at the Effective Time and ending one (1) year following the Effective Time, Parent shall cause the Surviving Corporation or one of its Subsidiaries or Affiliates to provide each Continuing Employee with (a) a base salary (or hourly wage rate, as the case may be) no less favorable than the base salary (or hourly wage rate) in effect with respect to such Continuing Employee immediately prior to the Effective Time (which base salary (or hourly wage rate) may be increased in the sole discretion of Parent in order to reflect any reduction in automobile-related benefits or cell phone reimbursements as in effect immediately prior to the Effective Time); and (b) employee benefits (other than defined benefit pension benefits, severance benefits and equity-based benefits) of the Surviving Corporation or any of its Subsidiaries or Affiliates on a basis no less favorable in the aggregate than those provided to similarly situated employees of Parent (or any applicable Subsidiary or Affiliate). Parent shall cause the Surviving Corporation or one of its Subsidiaries or Affiliates to provide each Continuing Employee with fiscal 2017 bonus and/or commission opportunities that, in all cases, are no less than favorable than the fiscal 2017 bonus and/or commission opportunities in effect with respect to such Continuing Employee immediately prior to the Effective Time.

(c)    To the extent that a benefit plan is made available to any Continuing Employee at or after the Effective Time, the Surviving Corporation and its Subsidiaries and Affiliates shall (and Parent shall cause the Surviving Corporation and its Subsidiaries and Affiliates to) make commercially reasonable efforts to cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries and any predecessor employer prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant (including for purposes of vacation, sick time or paid time off accrual and severance pay entitlement); provided, however, that such service shall not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, the Surviving Corporation and its Subsidiaries and Affiliates shall (and Parent shall cause the Surviving Corporation and its Subsidiaries and Affiliates to) make commercially reasonable efforts to cause the following to occur: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting period, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries and Affiliates (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent that coverage pursuant to any such New Plan replaces coverage pursuant to a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time and/or immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents, and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date that such Continuing Employee’s participation in the corresponding New Plan begins to be given full credit pursuant to such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan; and (iii) credit the accounts of such Continuing Employees pursuant to any New Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee. Any vacation or paid time off accrued but unused by a Continuing Employee as of immediately prior to the Effective Time shall be credited to such Continuing Employee following the Effective Time. For purposes hereof, “Company Plans” shall mean the Employee Plans and any other employee benefit plans or other compensation or severance arrangements, excluding equity-based compensation and individual employment agreements of the Company or the Surviving Corporation.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or their Subsidiaries to terminate, any Continuing Employee for any reason, or (ii) subject to the limitations and requirements specifically set forth in this Section 6.9, require Parent, the Surviving Corporation or any of their Subsidiaries to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time. No provision of this Agreement shall create any third party beneficiary rights in any employee of the Company or any Company Subsidiary, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any employee of the Company or any of its Subsidiaries by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which any of them may maintain, or otherwise. No provision of this Agreement shall operate as an amendment to any benefit plan maintained by the Company or Parent or their respective Subsidiaries.

6.10    Rule 14d-10 Matters. The parties acknowledge that certain payments have been made or are to be made and certain benefits have been granted or are to be granted according to employment compensation, severance and other employee benefit plans of the Company, including the Employee Plans (collectively, the “Arrangements”), to certain Company Stockholders and holders of other Company Securities (collectively, the “Covered Securityholders”). The Compensation Committee of the Company Board (the “Company Compensation Committee”) (A) at a meeting to be held prior to the Acceptance Time, will duly adopt resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act (an “Employment Compensation Arrangement”) (1) each Arrangement presented to the Company Compensation Committee on or prior to the date hereof, (2) the treatment of the Company Options and Company RSUs, as applicable, in accordance with the terms set forth in this Agreement, and (3) the terms of Section 6.8 and Section 6.9, and (B) will take all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Each member of the Company Compensation Committee is an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act.

6.11    Obligations of Acquisition Sub. Parent shall take all action necessary to cause Acquisition Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

6.12    Notification of Certain Matters.

(a)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall give prompt notice to Parent and Acquisition Sub upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to cause any of the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated hereby set forth in Sections 1.1(b)(iii)(B) and 1.1(b)(iii)(C) to fail to be satisfied at the then scheduled expiration of the Offer; provided that no such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 6.12(a).

(b)    At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, Parent shall give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Acquisition Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure of Parent or Acquisition Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in any such case if and only to the extent that such untruth or inaccuracy, or such failure, would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement (including the Offer and the Merger) or the ability of Parent and Acquisition Sub to fully perform their respective covenants and obligations under this Agreement; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the transactions contemplated by this Agreement or the remedies available to the parties hereunder; and provided further that the terms and conditions of the Confidentiality Agreement shall apply to any information provided to the Company pursuant to this Section 6.12(b).

6.13    Certain Litigation. The Company shall promptly advise Parent of any litigation commenced after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation. The Company shall give Parent the opportunity to participate at Parent’s expense in in the defense or settlement of any such litigation against the Company or any of its directors. The Company shall not settle or make an offer to settle any litigation against the Company or any director by any stockholder relating to this Agreement, the Offer or the Merger, without the prior written consent of Parent.

6.14    Payoff Letter. The Company shall use its reasonable best efforts to deliver a payoff letter in a commercially reasonable form with respect to the SVB Debt to be repaid at Closing, which letter provides for the release of all Liens relating to the SVB Debt following satisfaction of the terms contained in such payoff letter

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination Prior to the Acceptance Time. This Agreement may be terminated and the Offer, the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Acceptance Time:

(a)    by mutual written agreement of Parent and the Company;

(b)    by either Parent or the Company, if the Offer shall have expired or been terminated in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any shares of Company Common Stock tendered pursuant to the Offer on or before September 30, 2017 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose action or failure to act has been the principal cause of or resulted in (i) any of the conditions to the Offer set forth in Section 1.1(b) or conditions to the Merger set forth in Section 2.3(b) having failed to be satisfied or (ii) the expiration or termination of the Offer in accordance with the terms of this Agreement and the Offer without Acquisition Sub having accepted for payment any shares of Company Common Stock tendered pursuant to the Offer;

(c)    by the Company, in the event that (i) the Company is not then in material breach of this Agreement and (ii) Parent and/or Acquisition Sub shall have breached or otherwise violated any of their respective material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Acquisition Sub set forth in this Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date;

(d)    by Parent, in the event that (i) Parent and Acquisition Sub are not then in material breach of this Agreement and (ii) the Company shall have breached or otherwise violated any of its material covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case such that the conditions to the Offer set forth in Sections 1.1(b)(iii)(B) and 1.1(b)(iii)(C) are not capable of being satisfied by the Termination Date;

(e)    by the Company, in the event that (i) the Company shall have received a Superior Proposal; (ii) the Company Board and/or any authorized committee thereof shall have determined in good faith (after consultation with outside legal counsel) that the failure to enter into a definitive agreement relating to such Superior Proposal would reasonably be expected to be inconsistent with its fiduciary duties; (iii) the Company shall have notified Parent in writing of the Superior Proposal in full compliance with the terms and conditions of Section 5.2, including the material terms and conditions of such Superior Proposal and a copy of the form of any related agreements (a “Superior Proposal Notice”) (it being agreed that the Superior Proposal Notice and any amendment or update to such notice and the determination to so deliver such notice, or update or amend public disclosures with respect thereto shall not constitute a Company Board Recommendation Change for purposes of this Agreement); (iv) if requested by Parent, the Company shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Pacific Time on the day of delivery by the Company to Parent of such Superior Proposal Notice and ending at 5:00 p.m. Pacific Time on the fourth (4th) Business Day following the day of such delivery so that the Acquisition Proposal that is the subject of the foregoing notice is no longer a Superior Proposal (it being understood and agreed that with respect to any material amendment to any Acquisition Proposal that is the subject of a previously delivered Superior Proposal Notice, the Company shall have given Parent another notice based on such Acquisition Proposal, as so amended (a “Proposal Amendment Notice”), and shall have made its Representatives available to discuss with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement during the period beginning at 5:00 p.m. Pacific Time on the day of delivery by the Company to Parent of such Proposal Amendment Notice and ending at 5:00 p.m. Pacific Time on the second (2nd) Business Day following the day of such delivery); (v) if Parent shall have delivered to the Company during such four (4) Business Day period (or two Business Day period with respect to a Proposal Amendment Notice) a written, binding and irrevocable offer to modify the terms of this Agreement (which is set forth in a definitive written amendment to this Agreement executed by Parent and Acquisition Sub and delivered to the Company), the Company Board and/or any authorized committee thereof shall have determined in good faith, after considering the terms of such offer by Parent, that the Superior Proposal giving rise to such Superior Proposal Notice (or Proposal Amendment Notice) continues to be a Superior Proposal; and (vi) concurrently with the termination of this Agreement, the Company pays Parent the Termination Fee payable to Parent pursuant to Section 7.3(b)(ii) (with the understanding that any purported termination pursuant to this Section 7.1(e) that is not in strict compliance with the requirements of this Section 7.1(e) shall be null and void and of no effect); or

(f)    by Parent, in the event that (i) the Company Board or any authorized committee thereof shall have effected a Company Board Recommendation Change; provided, however, that Parent’s right to terminate this Agreement pursuant to this Section 7.1(f) in respect of a Company Board Recommendation Change shall expire ten (10) Business Days after the first date upon which the Company makes such Company Board Recommendation Change, or (ii) a tender or exchange offer for Company Common Stock that constitutes an Acquisition Proposal (whether or not a Superior Proposal) is commenced by a Person unaffiliated with Parent and, (A) within ten (10) Business Days after the public announcement of the commencement of such Acquisition Proposal, the Company shall not have filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act recommending that the Company Stockholders reject such Acquisition Proposal and not tender any shares of Company Common Stock into such tender or exchange offer, or (B) the Company Board shall have failed to reconfirm the Company Board Recommendation, without any conditions attached thereto, within ten (10) Business Days after Parent’s delivery to the Company of a written request for such reconfirmation.

7.2    Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any director, officer, employee, affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (b) nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damages resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case the aggrieved party shall be entitled to all remedies available at law or in equity. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3    Fees and Expenses.

(a)    General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.

(b)    Company Payments.

(i)    The Company shall pay to Parent ten million dollars ($10,000,000) (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent, in the event that: (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) solely as a result of the failure to satisfy the Minimum Condition prior to such termination; (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement pursuant to Section 7.1(b) solely as a result of the failure to satisfy the Minimum Condition prior to such termination, a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 7.1(b) solely as a result of the failure to satisfy the Minimum Condition prior to such termination, the Competing Acquisition Transaction referenced in the preceding clause (B) is consummated or a binding definitive agreement for such Competing Acquisition Transaction shall be entered into by the Company and the counterparty within such twelve-month period and such transaction shall subsequently be consummated. For purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than twenty percent (20%)” shall be deemed to be references to “a majority.”

(ii)    In the event that this Agreement is terminated by the Company pursuant to Section 7.1(e), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

(iii)    In the event that this Agreement is terminated by Parent pursuant to Section 7.1(f), the Company shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two (2) Business Days after demand by Parent.

(c)    Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)    Liquidated Damages. Each of the Company, Parent and Acquisition Sub acknowledges and agrees that (i) the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, (iii) subject to clause (b) of Section 7.2, in the event that Parent shall receive the Termination Fee, none of Parent, Acquisition Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis of the termination of this Agreement triggering the payment of such Termination Fee, and (iv) without these agreements, neither the Company nor Parent would have entered into this Agreement; accordingly, if the Company fails to timely pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the non-paying party for the payment of any amount set forth in this Section 7.3, the non-paying shall pay the other party its costs and expenses in connection with such suit, together with interest on such amount at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

7.4    Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Acquisition Sub and the Company; provided, however, that in the event that this Agreement has been adopted by the Company Stockholders in accordance with Delaware Law, no amendment shall be made to this Agreement that requires the approval of such Company Stockholders under Delaware Law without such approval.

7.5    Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Certain Definitions. All capitalized terms that are used in this Agreement but not defined herein shall have the respective meanings ascribed thereto in Annex A.

8.2    Certain Interpretations.

(a)    Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b)    Unless otherwise indicated, when used herein, the words “hereof,” “herein” and “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d)    When used herein, the word “or” shall be used in the inclusive sense of “and/or.” When used herein, the words “or,” “any” and “either” are not exclusive.

(e)    Unless otherwise indicated, the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(f)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(g)    Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(h)    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(i)    References to any statute or regulation are to such statute or regulation, as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any section of any statute or regulation include any successor to such section, except that, for purposes of any representations or warranties in this Agreement that are made as of a specific date, references to any such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) will be deemed to refer to such statute or regulation (and, in the case of any statute, include any rules and regulations promulgated under such statute) in effect as of such date.

(j)    References to any Person or Governmental Authority include any successor to such Person or Governmental Authority, as applicable.

(k)    References to “$,” “U.S. dollars” and “dollars” are to the currency of the United States of America.

(l)    References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(m)    References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(n)    Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(o)    When used herein, the word “extent” and the phrase “to the extent” means the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(p)    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(q)    Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to an electronic data room maintained by the Company with Donnelley Financial Solutions Inc., or (ii) delivered or provided to Parent or its Affiliates or Representatives, in each case at any time prior to the execution and delivery of this Agreement.

8.3    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Acquisition Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms. After the Effective Time, neither Parent nor Acquisition Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement results in a failure of a condition to consummate the Merger or excuses performance by Parent or Acquisition Sub of any of its obligations hereunder.

8.4    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand, by facsimile (with a written or electronic confirmation of delivery) or by e-mail (so long as a receipt with respect to such e-mail is requested and received), in each case to the intended recipient as set forth below:

(a)	if to Parent or Acquisition Sub, to:

Wave Systems Corp.

401 Congress Avenue, Suite 2650

Austin, TX 78701

Attention: Andrew S. Price

E-mail: andy.price@trilogy.com

with a copy (which shall not constitute notice) to:

JonesSpross, LLP

1605 Lakecliff Hills Lane, Suite 100

Austin, TX 78732

Attention: Lance Jones

E-mail: lance.jones@jonesspross.com

(b)	if to the Company, to:

Jive Software, Inc.

300 Orchard City Drive, Suite 100

Campbell, California 95008

Attention: Lisa Jurinka

E-mail: lisa.jurinka@jivesoftware.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

One Market Plaza

Spear Tower, Suite 3300

San Francisco, California 94105

Attention: Mike Ringler

E-mail: mringler@wsgr.com

8.5    Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided that, in connection with any financing arrangements, Parent and Acquisition Sub may assign all or any portion of their rights under this Agreement, or delegate all or any portion of their obligations under this Agreement, to its Affiliates or any financing source for collateral purposes without the Company’s consent, but no such assignment shall relieve the assigning party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.6    Confidentiality. Parent, Acquisition Sub and the Company hereby acknowledge that Parent’s Affiliate, Aurea Software, Inc., and the Company have previously executed a Confidentiality Agreement, made as of January 11, 2017 (as amended, the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms. Parent and Acquisition Sub each hereby acknowledges that it has received, and may continue to receive, Evaluation Material (as defined in the Confidentiality Agreement) and agrees to be bound by the provisions of the Confidentiality Agreement (and the Company shall be entitled to enforce the provisions of the Confidentiality Agreement against each of them) as though it were a direct party thereto and Aurea Software, Inc. thereunder.

8.7    Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Annexes hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

8.8    No Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.8, (b) from and after the Acceptance Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Offer, as set forth in Article I, (c) from and after the Effective Time, the rights of holders of shares of the Company Common Stock and other Company Securities to receive the consideration pursuant to the Merger, as set forth in Article II, and (d) this Article VIII in respect of the Sections set forth under the foregoing clauses (a) through (d).

8.9    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.10    Remedies.

(a)    Subject to Sections 7.3(b) through (d), and except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)    The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Acquisition Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Acquisition Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement and to thereafter cause the Merger and the transactions contemplated by this Agreement to be consummated. The Company, on the one hand, and Parent and Acquisition Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The parties hereto further agree that (x) by seeking the remedies provided for in this Section 8.10(b), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.10(b) are not available or otherwise are not granted and (y) nothing set forth in this Section 8.10(b) shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.10(b) prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 8.10(b) or anything set forth in this Section 8.10(b) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

8.11    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

8.12    Consent to Jurisdiction. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement for and on behalf of itself or any of its properties or assets, in accordance with Section 8.4 or in such other manner as may be permitted by applicable Law, and nothing in this Section 8.12 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby or thereby in any court other than the aforesaid courts. Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

8.13    WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

8.14    Company Disclosure Letter Matters.

(a)    The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of Contract, or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(b)    The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement, and (ii) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but, in the case of this clause (ii), only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

8.15    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, including by email or facsimile, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

WAVE SYSTEMS CORP.

By:	/s/ Andrew Price
Name:	Andrew Price
Title:	Chief Financial Officer

JAZZ MERGERSUB, INC.

By:	/s/ Andrew Price
Name:	Andrew Price
Title:	Chief Financial Officer

[AGREEMENT AND PLAN OF MERGER]

JIVE SOFTWARE, INC.

By:	/s/ Elisa Steele
Name:	Elisa Steele
Title:	Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

ANNEX A

CERTAIN DEFINED TERMS

“Acceptable Confidentiality Agreement” means an agreement that is either (i) in effect as of the execution and delivery of this Agreement or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement, in either case, containing provisions that require any counterparty thereto (and any of its Representatives described therein) that receive material non-public information of or with respect to the Company to keep such information confidential; provided that such confidentiality provisions are no less restrictive in the aggregate to such counterparty (and any of its representatives described therein) than the terms of the Confidentiality Agreement. Notwithstanding the foregoing, an “Acceptable Confidentiality Agreement” need not contain any “standstill” or other similar provisions.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Acquisition Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) involving: (i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), whether from the Company and/or any other Person(s), of shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) that, if consummated in accordance with its terms, would result in such Person or “group” beneficially owning more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such tender or exchange offer; (ii) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such sale, transfer, acquisition or disposition); (iii) any merger, consolidation, business combination or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold shares of Company Common Stock representing more than twenty percent (20%) of the shares of Company Common Stock outstanding after giving effect to the consummation of such transaction; or (iv) a liquidation, dissolution or other winding up of the Company.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or is a day on which banking institutions located in the State of California or New York City are authorized or required by Law or other governmental action to close.

“Cause” means the occurrence of any one or more of the following: (a) the commission of any crime involving fraud, dishonesty or moral turpitude; (b) the attempted commission of or participation in a fraud, act of dishonesty or any other willful misconduct, or deliberate violation of Parent (or its Affiliate) policy that results in (or might have reasonably resulted in) material harm to the business of Parent (or its Affiliate); (c) the intentional, material violation of any contract or agreement between such individual and Parent (or its Affiliate) or any statutory duty such individual owes to Parent (or its Affiliate); (d) material unauthorized use, disclosure or misappropriation of any proprietary information, trade secret or other asset of Parent (or its Affiliate) or entrusted to Parent (or its Affiliate) by a third party; or (e) conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that is not remedied within a reasonable period of time (not to exceed 30 days) after written notice has been provided to such individual from Parent (or its Affiliate) of such conduct.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2016 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2016.

“Company Balance Sheet Date” means December 31, 2016.

“Company Board” means the Board of Directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the Common Stock, par value $0.0001 per share, of the Company.

“Company ESPP” means the Company’s 2015 Employee Stock Purchase Plan.

“Company Intellectual Property Rights” means Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any change, effect, event or development (each a “Change,” and collectively, “Changes”), individually or in the aggregate, and taken together with all other Changes, that has had or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur:

(i)    general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)    conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)    conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv)    political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)    changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii)    the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of Parent or Guarantor, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners;

(viii)    any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has approved, consented to or requested; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement; or the failure to take any action prohibited by this Agreement;

(ix)    changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

(x)    any legal proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent any such Change described in clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies that operate in the industries in which the Company and its Subsidiaries primarily operate.

“Company Options” means any options to purchase shares of Company Common Stock outstanding under any of the Company Stock Plans.

“Company Preferred Stock” means the Preferred Stock, par value $0.0001 per share, of the Company.

“Company Registered IP” means all of the Registered Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Related Party” shall mean the Company and each of its Affiliates and its and its Affiliates’ stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives.

“Company RSU” means any restricted stock units outstanding under any of the Company Stock Plans.

“Company Stock Plans” means the Company’s (i) 2007 Stock Incentive Plan, as amended and (ii) 2011 Equity Incentive Plan.

“Company Stockholders” means holders of shares of Company Capital Stock, in their respective capacities as such.

“Continuing Employee” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) on and immediately following the Effective Time.

“Contract” means any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other legally binding agreement.

“Delaware Law” means the DGCL and any other applicable Law (including common law) of the State of Delaware.

“DOJ” means the United States Department of Justice.

“DOL” means the United States Department of Labor.

“Employee Options and RSUs” shall mean each Company Option and each Company RSU granted to a holder thereof in such holder’s capacity as an employee service provider of the Company or any of its Subsidiaries for applicable employment Tax purposes.

“Environmental Law” means any applicable Law relating to (i) Releases or threatened Releases of Hazardous Materials, (ii) manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials, or (iii) protection of worker human health and safety with respect to exposures of Hazardous Materials.

“Environmental Permits” means all permits, licenses, or registrations required under applicable Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a “United States person” as that term is defined in Section 7701(a)(30) of the Code.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authority” means any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality, taxing authority, political subdivision, bureau, official and any self-regulatory organization (including NASDAQ) and any court, tribunal or judicial body, in each case whether federal, state, county, provincial, and whether local or foreign.

“Hazardous Materials” means any chemical, substance or waste defined and regulated by a Governmental Authority as “hazardous,” “toxic,” “radioactive” or a “pollutant” under applicable Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means all rights in, arising out of, or associated with Technology in any jurisdiction, including: (i) rights in, arising out of, or associated with Works of Authorship, including rights granted under the Copyright Act; (ii) rights in, arising out of, or associated with Inventions, including rights granted under the Patent Act; (iii) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act; (iv) trade secret rights in, arising out of, or associated with Confidential Information, including rights granted under the Uniform Trade Secrets Act; and (v) any similar, corresponding or equivalent rights to any of the foregoing under any foreign jurisdiction.

“Intervening Event” means a material Change occurring or arising after the date of this Agreement which is (i) neither known to nor reasonably foreseeable by the Company Board as of the date of this Agreement and (ii) becomes known to the Company Board prior to the Acceptance Time; provided, however, that in no event shall the following events constitute an Intervening Event: (A) the receipt of an Acquisition Proposal or Superior Proposal; (B) changes in the industry in which the Company operates; (C) changes in the general economic or business conditions within the U.S. or other jurisdictions in which the Company or any of its Subsidiaries has operations; (D) changes in the market price or trading volume of the Company Capital Stock (but not, in each case, the underlying cause of such changes); (E) the announcement or the existence of, compliance with or performance under, this Agreement or the transactions contemplated by this Agreement; or (F) the fact that the Company exceeds internal or published projections (but not, in each case, the underlying cause thereof).

“IRS” means the United States Internal Revenue Service.

“Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of any “named executive officer” (within the meaning of Item 402 of Regulation S-K promulgated under the Securities Act) of the Company as of the date of this Agreement.

“Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any lawsuit, litigation or other similarly formal legal proceeding brought by or pending before any Governmental Authority.

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” means The NASDAQ Global Select Market.

“Non-Employee Options and RSUs” means each Company Option and each Company RSU granted to a holder thereof in such holder’s capacity as a non-employee service provider of the Company or any of its Subsidiaries for applicable employment Tax purposes.

“Open Source Software” means any software commonly known “open source” that is distributed pursuant to a license that (i) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (ii) requires the licensee to distribute the software or any portion thereof for free, or (iii) requires that derivatives of such software be distributed for free or in source code form, including, without limitation, software licensed or distributed under GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL).

“Order” means any order, judgment, decision, decree, injunction, ruling, award, settlement, stipulation, or writ of any Governmental Authority of competent jurisdiction (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP as adjusted in the ordinary course of business through the Effective Time; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens that are not yet delinquent or that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law (other than Tax Law); (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business consistent with past practice; (vii) recorded and unrecorded defects, imperfections or irregularities in title, easements, encumbrances, covenants and rights of way, and other similar restrictions, zoning, building and other similar codes or restrictions, and matters that would be disclosed by a survey of leased or owned real property; (viii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016; (ix) mortgages, pledges, or Liens in favor of Silicon Valley Bank, including those securing the SVB Debt; (x) Liens which do not materially and adversely affect the use or operation of the property subject thereto; (xi) liens or encumbrances imposed on the underlying fee interest in leased real property; (xii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business consistent with past practice and that would not have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole; (xiii) statutory, common law or contractual liens of landlords; (xiv) with respect to Technology and Intellectual Property Rights, licenses and similar rights and authorizations and restrictions associated with licenses and similar rights and authorizations; and (xv) Liens described in Section 8.1 of the Company Disclosure Letter.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Registered Intellectual Property Rights” means all Intellectual Property Rights that are the subject of an application, certificate, filing, or registration issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall have the same meaning as under the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 (22).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” of any Person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” means any written Acquisition Proposal for an Acquisition Transaction, which did not result from a material breach by the Company of Section 5.2(b), on terms that the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all relevant legal, financial and regulatory aspects of such Acquisition Proposal and the likelihood of consummation of such Acquisition Transaction, would be more favorable to the Company Stockholders (in their capacity as such) than the Offer and the Merger; provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority.”

“SVB Debt” means all obligations and liabilities of the Company and its Subsidiaries arising under or in connection with that certain Second Amended and Restated Loan and Security Agreement, dated as of May 23, 2012, by and between Silicon Valley Bank and the Company (as may have been modified, amended, or supplemented from time to time, including by (i) that certain First Loan Modification Agreement, dated as of April 26, 2013, (ii) that certain Second Loan Modification Agreement, dated as of February 18, 2014, (iii) that certain Third Loan Modification Agreement, dated as of March 31, 2015, (iv) that certain Fourth Loan Modification Agreement, dated as of March 29, 2016), and (v) that certain Fifth Loan Modification Agreement, dated as of March 29, 2017, including all interest, prepayment premiums, penalties, and other fees and expenses required to satisfy all such obligations and liabilities.

“Tax” means any and all U.S. federal, state and local and non-U.S. taxes, including taxes based upon or measured by net or gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts.

“Technology” means all technology, regardless of form, including: (i) published and unpublished works of authorship, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, maskworks, and sound recordings (“Works of Authorship”); (ii) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (iii) words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, product designs, and product features (“Trademarks”); and (iv) information that is not generally known or readily ascertainable through proper means, including algorithms, customer lists, ideas, designs, schematics, netlists, RTL coding, design rules, test methodologies, formulas, know-how, methods, processes, programs, prototypes, systems, and techniques (“Confidential Information”).

“Unvested Company Option” means any Company Option that is not vested under the terms of any Contract between the holder of such Company Option and the Company (including any Company Stock Plan) as of immediately prior to the Effective Time.

“Unvested Company RSU” means any Company RSU that is not vested under the terms of any Contract between the holder of such Company RSU and the Company (including any Company Stock Plan) as of immediately prior to the Effective Time.

“Vested Company Option” means any Company Option that is vested under the terms of any Contract between the holder of such Company Option and the Company (including any Company Stock Plan) as of immediately prior to the Effective Time.

“Vested Company RSU” means any Company RSU that is vested under the terms of any Contract between the holder of such Company RSU and the Company (including any Company Stock Plan) as of immediately prior to the Effective Time.